SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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NCR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2003 ANNUAL MEETING

AND PROXY STATEMENT

March 13, 2003

Dear NCR Stockholder:

I am pleased to invite you to attend NCR’s 2003 Annual Meeting of Stockholders on Wednesday, April 23, 2003. The meeting will begin promptly at 9:30 a.m. local time in the Auditorium of NCR’s World Headquarters Building located at 1700 S. Patterson Boulevard in Dayton, Ohio.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the board operates and gives information about our director candidates and general corporate governance matters. A form of proxy for voting at the meeting and our 2002 annual report to stockholders are included with this booklet.

I look forward to sharing more information with you about NCR at the annual meeting. If you plan to attend, please complete and return to NCR the meeting reservation request form printed on the back of this booklet.

Your vote is important. Whether or not you plan to attend the annual meeting, I urge you to vote your proxy as soon as possible so that your stock may be represented at the meeting.

Sincerely,

Lars Nyberg

Chairman of the Board and

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF NCR CORPORATION

Time:

9:30 a.m. E.S.T.

Date:

Wednesday, April 23, 2003

Place:

Auditorium at NCR’s World Headquarters Building

1700 S. Patterson Boulevard

Dayton, Ohio 45479

Purpose:

•	Elect three Class A directors to hold office for three-year terms, a Class B director to hold office for a one-year term, and a Class C director to hold office for a two-year term;

•	Approve the appointment of the Company’s independent accountants for 2003;

•	Vote on two stockholder proposals, if presented; and

•	Transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

Other Important Information:

•	Registered stockholders of NCR common stock at the close of business on February 10, 2003, may vote at the meeting.

•	Your shares cannot be voted unless they are represented by proxy or you make other arrangements to have them represented at the meeting. Please vote your shares.

By order of the Board of Directors,

Laura K. Nyquist

Corporate Secretary

March 13, 2003

NCR Corporation

1700 S. Patterson Blvd.

Dayton, Ohio 45479

PROXY STATEMENT

GENERAL INFORMATION

We are delivering these proxy materials to solicit proxies on behalf of the Board of Directors of NCR Corporation (which we refer to as “NCR,” the “Company,” “we,” or “us”), for the 2003 Annual Meeting of Stockholders, including any adjournment or postponement. The meeting will be held at 9:30 a.m. E.S.T., on April 23, 2003, in Dayton, Ohio.

Starting March 17, 2003, we are mailing this proxy statement, together with a form of proxy and voting instruction card (“proxy card”) and the Company’s annual report for the year ended December 31, 2002, to stockholders entitled to vote at the meeting.

Stockholders Entitled to Vote at the Meeting

If you are a registered stockholder at the close of business on the record date, February 10, 2003, you are entitled to receive this notice and to vote at the meeting. There were 97,691,447 shares of common stock outstanding on the record date. You will have one vote on each matter properly brought before the meeting for each share of NCR common stock you own.

Delivery of Voting Materials

As we did last year, we are taking advantage of the householding rules adopted by the U.S. Securities and Exchange Commission (“SEC”) that permit us to deliver only one set of disclosure materials (such as a proxy statement and annual report) to stockholders who share an address, unless otherwise requested. This program allows the Company to reduce the expenses of delivering duplicate disclosure materials to our stockholders who may have more than one stock account or who share an address with another NCR stockholder. We will continue to send a separate proxy card for each stockholder residing at a shared address. If you are a registered stockholder (owning your stock directly and not through a nominee such as a bank or broker) who receives multiple copies of NCR’s annual report and proxy statement, you are encouraged to contact our transfer agent, Mellon Investor Services LLC (“Mellon”), at 85 Challenger Road, Ridgefield Park, New Jersey 07660, to consent to the householding of these materials.

If you own NCR common stock beneficially through a nominee (such as a bank or broker), information regarding householding of disclosure materials should be forwarded to you by your nominee.

Electronic Access to Proxy Materials and Annual Report

This proxy statement and NCR’s 2002 annual report to stockholders are available on the following Internet sites: http://investor.ncr.com/downloads/2003proxy.pdf (proxy statement) and http://investor.ncr.com/downloads/ncr2002ar.pdf (annual report). Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

If you are a registered stockholder, you can choose to access your disclosure materials electronically and save the Company the cost of producing and mailing these documents by following the instructions provided on your proxy card or by following the prompt if you choose to vote over the Internet. If you hold your NCR stock in nominee name (such as through a bank or broker), review the information provided by your nominee for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you are a registered stockholder and have chosen to view future proxy statements and annual reports over the Internet, you will receive instructions on how to access these materials with your proxy card. Stockholders who hold their NCR stock through a nominee (such as a bank or broker) and who elect electronic access will receive an e-mail containing the Internet address to use to access NCR’s proxy statement and annual report.

How to Obtain a Separate Set of Voting Materials

If you have multiple NCR common stock record accounts and/or share an address with a family member who is an NCR stockholder and have received only one annual report and proxy statement, you may write or call us to request separate copies of these materials at no cost to you. For future annual meetings, you may request separate disclosure materials by writing our transfer agent at Mellon Investor Services LLC, 85 Challenger Road, Ridgefield Park, New Jersey 07660.

How to Vote Your Shares

Your vote is important. Your shares can be voted at the annual meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to vote in advance. If you own your shares in record name, you may cast your vote one of three ways:

•	Vote by Internet: You can choose to vote your shares at any time over the Internet site listed on your proxy card. This site will give you the opportunity to make your selections and confirm that your instructions have been followed. We have designed our Internet voting procedures to authenticate your identity by use of a unique control number found on the enclosed proxy card. If you vote via the Internet, you do not need to return your proxy card.

•	Vote by Telephone: You can also vote by phone at any time by calling the toll-free number (for residents of the U.S. and most of Canada) listed on your proxy card. To vote, enter the control number listed on your proxy card and follow the simple recorded instructions. If you vote by phone, you do not need to return your proxy card.

•	Vote by Mail: If you choose to vote by mail, simply mark your proxy card, and then date, sign and return it to Mellon in the postage-paid envelope provided.

Stockholders who hold their shares beneficially in street name through a nominee (such as a bank or broker) may be able to vote by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted at the meeting by:

•	properly executing and delivering a later-dated proxy (including a telephone or Internet vote);

•	voting by ballot at the meeting; or

•	sending a written notice of revocation to the inspectors of election in care of the Corporate Secretary of the Company at the address listed above.

Voting at the Annual Meeting

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to vote in person at the meeting. If you hold your shares in street name, you must obtain a proxy executed in your favor from your nominee (such as a bank or broker) to be able to vote at the meeting.

Your shares will be voted at the meeting as directed by the instructions on your proxy card, voting instructions or electronic proxy if: (1) you are entitled to vote, (2) your proxy was properly executed, (3) we received your proxy prior to the annual meeting, and (4) you did not revoke your proxy prior to the meeting.

The Board’s Recommendations

If you send a properly executed proxy without specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors:

•	FOR the election of the nominated slate of directors (see pages 7 to 8);

•	FOR approval of the appointment of the Company’s independent accountants for 2003 (see page 22);

•	AGAINST the stockholder proposal regarding expensing future stock options issued by the Company (see pages 24 to 25); and

•	AGAINST the stockholder proposal regarding future stock option grants to senior executives (see pages 26 to 27).

A third stockholder proposal, requesting that the board adopt a policy prohibiting the Company from using its independent accountants for management consulting services, was also submitted. Because NCR’s Board of Directors agreed with this proposal and the Audit Committee adopted a resolution adopting such a policy, the stockholder proponent agreed to withdraw the proposal from consideration at the annual meeting.

Voting Shares Held in the NCR Savings Plan

If you are a participant in the NCR Savings Plan, your proxy includes any NCR common stock allocated to your plan account. The trustee of this plan will vote the number of shares allocated to your account according to your instructions. If you do not vote your shares in the NCR Savings Plan as instructed above, the trustee will vote unallocated shares, and any allocated shares for which voting instructions are not timely received, in the same proportion of “For” and “Against” votes as the shares for which voting instructions were timely received.

Voting Shares Held Under the NCR Direct Stock Purchase and Sale Plan

If you are a participant in the direct stock purchase and sale plan (the “DSPP”) administered by Mellon for NCR, your proxy includes the NCR common stock held in your DSPP account. Mellon, as the DSPP administrator, is the stockholder of record of that plan and will not vote those shares unless you provide it with instructions, which you may do over the Internet, by telephone, or by mail using your proxy card.

Votes Required to Approve Each Item

The presence at the meeting (in person or by proxy) of the holders of at least a majority of the shares outstanding on the record date, February 10, 2003, is necessary to have a quorum allowing us to conduct business at the meeting.

The following votes are required to approve each item of business at the meeting:

•	Election of Directors: A majority of the votes cast at the meeting (in person or by proxy) is required to approve the election of the directors (Item 1).

•	Other Items: A majority of the votes cast at the meeting (in person or by proxy) is required to approve other items of business (Items 2 through 4 and any other business).

Broker “no-votes” and abstentions have no effect on the outcome of the vote for the election of directors or any other items. Broker “no-votes” occur when a nominee (such as a bank or broker) returns a proxy, but does not have the authority to vote on a particular non-routine proposal because it has not received voting instructions from the beneficial owner.

Annual Meeting Admission

You may attend the meeting if you are a registered stockholder, a proxy for a registered stockholder, or a beneficial owner of NCR common stock with evidence of ownership. If you plan to attend the meeting in person, please complete and return to NCR’s Corporate Secretary the meeting reservation request form printed on the back of this booklet. If you are not a registered stockholder, please include evidence of your ownership of NCR stock with the form (such as an account statement showing you own NCR stock as of the record date). If you do not have a reservation for the meeting, you may still attend if we can verify your stock ownership at the meeting.

We will include the results of the meeting in NCR’s next quarterly report filed with the SEC. You may also find information on how to obtain a full transcript of the meeting in that quarterly report or by writing to NCR’s Corporate Secretary at NCR Corporation, 1700 South Patterson Blvd., Dayton, Ohio 45479.

STOCK OWNERSHIP

Ownership by Officers and Directors

This table shows the NCR common stock beneficially owned by each current and former executive officer named in the Summary Compensation Table found on page 14 and each non-employee director as of December 31, 2002. As of that date, Mr. Nyberg beneficially owned 1.94% of NCR common stock, and the directors and current executive officers as a group beneficially owned 3.4%. No other individual director or executive officer beneficially owned 1% or more of NCR stock.

Name	Total Shares Beneficially Owned(1)	Shares Covered by Exercisable Options(2)
Lars Nyberg, Director and Officer	1,884,287	1,776,384
Mark Hurd, Officer	399,916	314,919
Edward P. Boykin, Director (3)	8,215	6,000
Mark Frissora, Director	8,215	6,000
Gerald Gagliardi, Officer	107,204	73,332
David Holmes, Director (3)	28,848	21,473
Howard Lance, former Officer	22,824	0
Linda Fayne Levinson, Director (3)	24,771	21,473
James Long, Director (3)	26,031	17,000
C.K. Prahalad, Director	27,946	21,473
James Robbins, Director (3)(4)	30,148	21,473
Mohsen Sohi, Officer	161,795	151,665
William Stavropoulos, Director (3)	29,848	21,473
Keith Taylor, Officer	110,798	99,574
Directors and Current Executive Officers as a Group (17 persons)	3,297,214	2,961,628

(1)	Some of NCR’s executive officers and directors own fractional shares of NCR stock. For purposes of this table, all fractional shares have been rounded to the nearest whole number.
(2)	Of the total number of shares of NCR stock beneficially owned by the Company’s executive officers and directors, this column shows those shares the officers and directors or their family members have the right to acquire through stock option exercises within 60 days after December 31, 2002.
(3)	Upon initial election to the board, each non-employee director receives an initial grant of NCR common stock with a value of two times the annual retainer fee at the time of grant and is given the opportunity to defer immediate receipt of the grant. The amount of this grant was $60,000 for each of the Company’s non-employee directors, with the exception of Messrs. Frissora and Boykin who each received an initial grant of $80,000. Mr. Nyberg was not eligible for such a grant because he was an employee when he joined NCR’s board. Certain directors elected to defer receipt of this grant. This table includes units based on NCR common stock equivalents for such directors as follows: (a) 1,795 units for each of Messrs. Holmes, Robbins and Ms. Levinson, (b) 1,928 units for Mr. Long, and (c) 2,215 units for Mr. Boykin. These units are held in deferred stock accounts as set forth below under the caption “Compensation of Directors.” These deferred stock accounts are paid in stock. In addition, some directors have also elected to receive some or all of their annual retainer as deferred NCR common stock equivalents. As a result of this election, these directors each received the following number of stock units in deferred stock accounts: Mr. Holmes (5,580 units); Mr. Long (4,103 units); Mr. Robbins (5,580 units); and Mr. Stavropoulos (5,580 units). These deferred stock accounts are paid in either cash or stock, as elected by the director. The table does not include the deferred retainer amounts held in these deferred stock accounts.
(4)	Includes 300 shares held by Mr. Robbins’ children for which he disclaims any beneficial interest.

Other Beneficial Owners of NCR Stock

As of December 31, 2002, to the Company’s knowledge, the following stockholders beneficially owned more than 5% of the Company’s outstanding stock. The percentage of stock owned by such holders is based on the total outstanding shares of stock as of December 31, 2002.

Name and Address of Beneficial Owner	Total Number of Shares		Percent of Class
Dodge & Cox One Sansome Street, 35th Floor San Francisco, California 94104	11,653,069	(1)	12.0%

J.P. Morgan Chase & Co. 270 Park Avenue, 39th Floor New York, New York 10017	9,392,928	(2)	9.7%

Southeastern Asset Management, Inc. 6410 Poplar Ave., Suite 900 Memphis, Tennessee 38119	6,776,400	(3)	7.0%

(1)	Based on the Schedule 13G/A, dated February 13, 2003, filed by Dodge & Cox with the SEC. According to this filing, Dodge & Cox, as an investment advisor, has sole power to dispose or direct the disposition (“dispositive power”) of all of these shares, has sole power to vote or to direct the vote (“voting power”) over 10,864,688 shares, and has shared voting power over 192,800 shares.

(2)	Based on the Schedule 13G/A, dated February 10, 2003, filed with the SEC by J.P. Morgan Chase & Co. (“JP Morgan”) on its own behalf and on behalf of its wholly-owned subsidiaries, J.P. Morgan Chase Bank, J.P. Morgan Trust Co., N.A., Chase Manhattan Bank USA, N.A., J.P. Morgan Fleming Asset Management (USA), Inc., J.P. Morgan Investment Management, Inc., J.P. Morgan Trust Bank Ltd., and J.P. Morgan Fleming Asset Management (UK) Limited. According to this filing, JP Morgan has sole voting power over 6,595,803 shares, shared voting power over 406,880 shares, sole dispositive power over 8,663,278 shares, and shared dispositive power over 717,844 shares.

(3)	Based on the Schedule 13G, dated February 3, 2003, by Southeastern Asset Management, Inc. (“Southeastern”) and Mr. O. Mason Hawkins, Chairman and Chief Executive Officer of Southeastern. Mr. Hawkins disclaims beneficial ownership of all of these shares and, as an investment advisor, Southeastern has sole voting power over 2,361,000 shares, shared voting power over 3,114,600 shares, sole dispositive power over 3,661,800 shares, and shared dispositive power over 3,114,600 shares.

The following performance graph, and reports of the board’s Compensation and Audit Committees included below in this proxy statement, shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference into such filing.

PERFORMANCE GRAPH

The following graph compares the relative investment performance of NCR stock, the Standard & Poor’s 500 Stock Index, and the Standard & Poor’s Technology Sector Index. This graph covers the period of time from December 31, 1997, through December 31, 2002.

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
NCR	$100.00	$150.12	$136.18	$176.63	$132.53	$85.36
S&P 500 .	$100.00	$128.58	$155.63	$141.46	$124.65	$97.10
S&P Technology Sector	$100.00	$178.14	$318.42	$188.18	$139.50	$87.31

(1)	In each case, assumes a $100 investment on December 31, 1997, and reinvestment of all dividends, if any.

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

The Board of Directors is currently divided into three classes. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are elected and qualified. One of the three classes is elected each year to succeed the directors whose terms are expiring. As of the 2003 annual meeting, the terms for the directors in Classes A, B and C of the Board of Directors expire in 2006, 2004, and 2005, respectively.

Proxies solicited by the board will be voted for the election of the nominees, unless you withhold your vote on your proxy. The board has no reason to believe that these nominees will be unable to serve. However, if one of them should become unavailable, the board may reduce the size of the board or designate a substitute nominee. If the board designates a substitute, shares represented by proxies will be voted for the substitute nominee.

The board recommends that you vote FOR each of the following nominees for election as a director.

Class A—Nominees for Terms Expiring in 2006:

In February 2003, the Board of Directors increased the size of the board to ten directors which created a vacant board position. The board then elected Mark V. Hurd as a Class A director, effective as of March 14, 2003, to fill this vacant position until the 2003 annual meeting. In March 2003, the board reduced the number of directors from ten to nine members effective as of the end of Mr. Robbins’ term, because he has chosen not to stand for re-election at the annual meeting.

NCR’s Board of Directors has proposed the following nominees for election as Class A directors at the 2003 annual meeting. Each of the nominees has consented to serve a three-year term and, as of March 14, 2003, each will be serving as a director.

David R. Holmes, 62, was Chairman of The Reynolds and Reynolds Company, a provider of information management systems and services to the automotive and general business markets, from 1990 to January 1, 2002. Mr. Holmes also served as its Chief Executive Officer from 1989 to November 2000, and its President from 1989 to 1999. Mr. Holmes is a director of OMNOVA Solutions Inc. and, until April 9, 2003, of The Dayton Power & Light Company. He became a director of NCR on January 1, 1997.

Mark V. Hurd, 46, will become Chief Executive Officer of NCR on March 14, 2003. He is also the Company’s President, a position he has held since July 2001. From September 2002 to March 14, 2003, Mr. Hurd has served as NCR’s Chief Operating Officer. From July 2000 until that time, he was Chief Operating Officer of the Teradata Division and, from July 2000 until July 2001, Executive Vice President, NCR. Since he started his career at NCR in 1980, Mr. Hurd has held a series of sales and marketing positions with increasing management responsibility, including Senior Vice President, Teradata Solutions Group from 1998 to June 2000 and Vice President, Worldwide Marketing and Americas Professional Services Division, from 1994 to 1998. Mr. Hurd will become a director of NCR on March 14, 2003.

Lars Nyberg, 51, has been Chairman, Chief Executive Officer and President of NCR since June 1995. He has resigned as NCR’s Chief Executive Officer and President effective as of March 14, 2003. Before joining NCR, Mr. Nyberg held various senior management positions with Philips Electronics NV, an electronics and electrical products company, including serving as Chairman and Chief Executive Officer of Phillips’ Communications and Computer Divisions. Mr. Nyberg is a director of Snap-On Incorporated and Sandvik AB based in Sweden. He became a director of NCR in 1995.

Class B—Nominee for Term Expiring in 2004; and Class C—Nominee for Term Expiring in 2005:

In June 2002, the Board of Directors increased the number of directors on the board which created two vacant board positions. The board then elected Edward P. Boykin as a Class B director and Mark P. Frissora as a Class C director to fill these vacancies until the 2003 annual meeting. The board has nominated Mr. Boykin for election as a Class B director and Mr. Frissora for election as a Class C director at the annual meeting. Mr. Boykin has consented to serve a one-year term expiring in 2004. Mr. Frissora has consented to serve a two-year term expiring in 2005.

Edward P. “Pete” Boykin, 64, joined Computer Sciences Corporation (“CSC”), an information technology services company, in 1966 and has been its President and Chief Operating Officer since July 2001. From 1998 to 2001, he held a number of senior management positions at CSC, including group president of its Financial Services Group from 1999 to 2001 and vice president of its Technology Management Group from 1998 to 1999. From 1996 to 1998, Mr. Boykin was President of The Pinnacle Alliance, a CSC-managed organization providing information technology outsourcing and other services to J.P. Morgan. Mr. Boykin became a director of NCR on June 5, 2002.

Mark P. Frissora, 47, became Chairman and Chief Executive Officer of Tenneco Automotive Inc. (“Tenneco”) in March 2000, after serving as its President and Chief Executive Officer from November 1999 until that time. From March to November 1999, he was President, Worldwide Operations, at Tenneco’s automotive subsidiary, Tenneco, Inc., and also served as that company’s Senior Vice President and General Manager, Worldwide Original Equipment, from 1998 until March 1999. Mr. Frissora is a director of Tenneco and became a director of NCR on June 5, 2002.

Directors Whose Terms of Office Continue

Class B—Terms Expiring in 2004:

Linda Fayne Levinson, 61, has been a partner with GRP Partners, a private equity investment fund investing in start-up and early-stage retail and electronic commerce companies, since 1997. From 1994 to 1999, she was President of Fayne Levinson Associates, an independent consulting firm. Ms. Levinson has also served as an executive with Creative Artists Agency Inc. and as a partner in the merchant banking operations of Alfred Checchi Associates, Inc. She is also a director of Administaff, Inc., Jacobs Engineering Group Inc., LastMinute.com plc, and Overture Services, Inc. Ms. Levinson became a director of NCR on January 1, 1997.

James R. Long, 60, was appointed Executive Vice President of Nortel Networks Corp. (“Nortel”) in 1994 and served as President of its Enterprise Networks business from 1998 until December 1999, when he retired. Prior to 1998, he held senior management positions at Nortel, including President of Nortel World Trade, Group Executive Asia, and Corporate Vice President of Quality. Mr. Long is a director of 3Com Corporation, Cypress Semiconductor Corporation, and Symon Communications, Inc., a small, privately-held company. He became a director of NCR on October 16, 1998.

Class C—Terms Expiring in 2005:

C.K. Prahalad, 61, is the Harvey Freuhauf Professor of Business Administration at The University of Michigan. Mr. Prahalad is a nationally recognized specialist in corporate strategy and the role of top management in large, diversified, multi-national corporations. From May 2000 until May 2002, he was Chairman of PRAJA, Inc., a software company located in San Diego, California. He is also a director of Hindustan Lever Limited, India, and World Resources Institute, Washington, D.C., a non-governmental organization. Mr. Prahalad became a director of NCR on January 1, 1997.

William S. Stavropoulos, 63, was re-appointed President and Chief Executive Officer of The Dow Chemical Co., a chemical and plastics producer, on December 13, 2002. He also serves as Chairman of the Board of Directors and Chairman of the Executive Committee of Dow Chemical, positions he has held since 1995. From 1995 until November 2000, he was the President and Chief Executive Officer of Dow Chemical. In addition, he is a director of BellSouth Corporation, Chemical Financial Corporation, and Maersk Inc., and is a trustee of the Fidelity Group of Funds. Mr. Stavropoulos became a director of NCR on January 1, 1997.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Board of Directors oversees the overall performance of the Company on your behalf. Members of the board stay informed of the Company’s business through discussions with the Chairman and other members of management and staff, by reviewing materials provided to them, and by participating in regularly scheduled board and committee meetings. The board met six times last year and held fifteen committee meetings. In 2002, each of the directors, except for Mr. Prahalad, attended more than 75% of the aggregate of total board meetings and committee meetings for the committee(s) on which he or she served.

Corporate Governance

NCR’s Board of Directors is elected by the stockholders to govern the affairs of the Company. The board selects the senior management team, which is charged with the conduct of the Company’s business. Having selected the senior management team, the Board acts as an advisor to senior management and monitors its performance. It reviews the Company’s strategies, financial objectives and operating plans. The board also plans for management succession of the Chief Executive Officer, as well as other senior management positions.

To help discharge its responsibilities, the NCR Board of Directors has adopted Corporate Governance Guidelines on significant corporate governance issues. These guidelines, which are attached as Appendix A to this proxy statement, address such matters as director independence, committee membership and structure, meetings and executive sessions, director selection, retirement, and training, among other things. The board meets regularly in executive session. As provided in the Corporate Governance Guidelines, the Board of Directors has decided that during the remainder of 2003 the Chair of the Compensation Committee will preside at executive sessions. Stockholders wishing to communicate with the Compensation Committee Chair or any of the Company’s other non-employee directors may do so by contacting NCR’s Corporate Secretary at 1700 S. Patterson Blvd., Dayton, Ohio 45479. The Corporate Secretary will forward any communications as directed by the stockholder.

In connection with its Corporate Governance Guidelines, the Board of Directors has established independence standards. In general, the board shall determine whether a director is considered independent, taking into account the following factors, in addition to those other factors it may deem relevant. No director may qualify as independent unless the board affirmatively determines that he or she has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with NCR). In addition, the director or director candidate:

•	cannot have been an employee of the Company or any of its affiliates, or affiliated with the Company, within the past five years;

•	cannot have been affiliated with or an employee of the Company’s present or former independent auditors or its affiliates for at least five years after the end of such affiliation or auditing relationship;

•	cannot be a paid advisor, service provider or consultant to the Company or any of its affiliates or an executive officer of the Company or an employee or owner of a firm that is such a paid advisor, service provider or consultant;

•	cannot, directly or indirectly, have a material relationship (such as being an executive officer, director, partner, or significant stockholder) with a significant customer or supplier of the Company;

•	cannot be an executive officer or director of a foundation, university or other non-profit entity receiving significant contributions from the Company;

•	cannot be part of an interlocking directorate in which the chief executive officer or other executive officer of the Company serves on the board of directors of another corporation that currently employs the director;

•	cannot receive compensation, consulting, advisory or other fees from the Company, other than director compensation and expense reimbursement;

•	cannot be or have been for the past five years, a member of the immediate family of (i) an officer of the Company, (ii) an individual affiliated with or an employee of the Company’s present or former independent auditors or its affiliates, (iii) an individual who is part of an interlocking directorate as described above, or (iv) any director who is not considered an independent director.

NCR’s Board of Directors has determined that all of the Company’s directors, except Mr. Nyberg, meet these independence standards.

Committees of the Board

NCR’s Board of Directors has four committees: the Audit Committee, the Compensation Committee, the Committee on Directors and Governance, and the Executive Committee.

Audit Committee:    The Audit Committee is the principal agent of the Board of Directors in overseeing (i) the quality and integrity of the Company’s financial statements, (ii) legal and regulatory compliance, (iii) the independence, qualifications, and performance of the Company’s independent accountants, (iv) the performance of the Company’s internal auditors, and (v) the integrity of management and the quality and adequacy of disclosures to stockholders. The committee also:

•	is solely responsible for hiring and terminating the Company’s independent accountants and pre-approving all auditing, as well as any audit-related, tax advisory and any other non-auditing services, to be performed by the independent accountants;

•	reviews and discusses with NCR’s independent accountants their quality control procedures and the Company’s critical accounting policies and practices;

•	regularly reviews the scope and results of audits performed by the Company’s independent accountants and internal auditors;

•	meets with management to review the adequacy of the Company’s internal control framework and its financial, accounting, and reporting and disclosure control processes;

•	reviews the Company’s periodic filings and quarterly earnings releases;

•	reviews and discusses with the Company’s chief executive and financial officers the procedures they followed to complete their certifications in connection with NCR’s periodic filings with the SEC; and

•	discusses management’s plans with respect to the Company’s major financial risk exposures.

All three of the Audit Committee members are independent and financially literate as determined by the board under applicable SEC and New York Stock Exchange (“NYSE”) standards. In addition, the board has determined that Mr. Boykin is an “audit committee financial expert,” as defined under new SEC regulations, who is independent of management of the Company. The board is also seeking to add another “audit committee financial expert” to the Audit Committee. No member of the committee may receive any compensation, consulting, advisory or other fee from the Company, other than board compensation described below under “Compensation of Directors,” as determined in accordance with applicable SEC and NYSE rules. Members serving on the Audit Committee are limited to serving on two other audit committees of public companies, unless the Board of Directors evaluates and determines that these other commitments would not impair his or her effective service to the Company.

A more detailed discussion of the committee’s mission, composition, and responsibilities is contained in the Audit Committee Charter, which was adopted by the Board of Directors. A copy of this charter is attached as Appendix B to this proxy statement.

Compensation Committee:    This committee, which is composed entirely of independent directors, reviews and approves NCR’s compensation philosophy and programs covering executive officers and key management employees as well as the competitiveness of NCR’s total executive officer compensation practices. The committee also:

•	reviews the performance levels of NCR’s executive officers and determines base salaries and equity and incentive awards for such officers;

•	reviews NCR’s executive compensation plans;

•	reviews management’s proposals to make significant organizational changes or significant changes to existing executive officer compensation plans; and

•	oversees NCR’s plans for management succession.

A more detailed discussion of the committee’s mission, composition, and responsibilities is contained in the Compensation Committee Charter, which was adopted by the Board of Directors. A copy of this charter is attached as Appendix C to this proxy statement.

Committee on Directors and Governance: This committee recently changed its name from the Committee on Directors to the Committee on Directors and Governance to reflect more accurately the work that the committee has been performing, including reviewing the board’s corporate governance practices and procedures and the Company’s ethics and compliance program. The committee also:

•	establishes procedures for evaluating the performance of the Board of Directors and oversees such evaluation;

•	reviews and makes recommendations to the board concerning director compensation; and

•	reviews the composition of NCR’s Board of Directors and the qualifications of persons identified as prospective directors, recommends the candidates to be nominated for election as directors, and, in the event of a vacancy on the board, recommends any successors.

The Committee on Directors and Governance is composed entirely of independent directors and with the board recommended this year’s director nominees. A more detailed discussion of the committee’s mission, composition, and responsibilities is contained in the Committee on Directors and Governance Charter, which was adopted by the Board of Directors. A copy of this charter is attached as Appendix D to this proxy statement.

Executive Committee:    This committee has the authority to exercise all powers of the full Board of Directors, except that it does not have the power, among other things, to declare dividends, issue stock, amend the Bylaws when the board is not in session, recommend to the stockholders any action that requires stockholder approval, or approve any merger or share exchange which requires stockholder approval. This committee meets between regular board meetings if urgent action is required.

Board Committee Membership

Name	Executive Committee	Compensation Committee	Audit Committee	Committee on Directors and Governance

Lars Nyberg	X*
Edward P. Boykin			X*
Mark Frissora		X
David Holmes			X
Linda Fayne Levinson		X		X*
James Long		X
C.K. Prahalad	X		X	X
James Robbins(1)	X	X*
William Stavropoulos	X			X
Number of meetings in 2002	0	6	7	3
*Chair
(1)	Mr. Robbins has chosen not to stand for re-election as a director of NCR at the 2003 annual meeting.

Compensation of Directors

Each of NCR’s non-employee directors, other than the Chairman, receives an annual retainer of $40,000. This annual retainer is payable for the year beginning on the date of NCR’s annual meeting and ending on the day before the next such meeting. Mr. Nyberg has been appointed non-executive

Chairman of the Board effective as of March 14, 2003. While he serves in this role, Mr. Nyberg will receive an annual retainer of $150,000. Prior to this time, Mr. Nyberg did not receive any extra pay for serving as a director on NCR’s board. Similarly, Mr. Hurd will not receive any extra pay for serving as a director on NCR’s board. The annual retainers are payable quarterly in equal installments as long as the director is still serving on NCR’s board. If a director resigns or is terminated, he or she will forfeit any future installments of the annual retainer.

The non-employee directors may elect to receive all or a portion of their annual retainers in NCR stock instead of cash. In addition, the directors may choose to defer receipt of this stock (a) until he or she resigns or is no longer a director, (b) until five or ten years after it is payable, or (c) in one to five equal annual installments, beginning either the year after the retainer is earned, or the year following the date of termination as a director.

The Company maintains stock unit accounts based on NCR stock for deferred stock payments. Dividend payments on NCR stock equivalents, if any, will be reinvested in additional deferred stock units. Deferred stock payments may be paid in cash or in stock. A director who leaves the board prior to the date of payment of deferred stock units may elect, prior to termination, to convert the deferred stock units to a deferred cash account.

Each non-employee director who joins the board as such receives an initial grant of NCR common stock with a value that is currently two times the directors’ annual retainer fee based on competitive analogs. These directors have the option of receiving this stock immediately or deferring receipt in the same manner available for deferring their annual retainer; however, these deferred stock accounts are paid only in stock. If deferred, a stock unit account is maintained for each participating director.

In addition, NCR also pays a portion of director compensation in stock options. Each non-employee director, other than Mr. Nyberg as non-executive Chairman, receives stock option grants effective on the date of the annual meeting. The options have an exercise price of the fair market value of the stock on the grant date and are fully vested on the grant date. Each non-employee director in 2002 received options for 6,000 shares of NCR common stock. NCR also pays or reimburses the directors’ expenses for attending board and committee meetings and our corporate aircraft is sometimes used to transport directors to and from these meetings.

Section 16(a) Beneficial Ownership Reporting Compliance

During 2002, all executive officers and directors of the Company timely filed the reports required under Section 16(a) of the Securities Exchange Act of 1934, except that the Company filed two late reports on behalf of Ms. Levinson and Messrs. Holmes, Long, Prahalad, Robbins and Stavropoulos for two installments of NCR common stock or stock units paid to them in 2002 as part of their annual retainers described above under “Compensation of Directors.” Mr. Nyberg also filed a report showing three charitable donations made by him in prior years, each of which should have been reported in a form filed earlier.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors, which consists entirely of independent outside directors (the “Committee”), reviews and approves the Company’s total compensation philosophy and programs covering executive officers and key management employees. The Committee reviews the performance levels of executive officers and determines the annual base salaries and both cash and equity incentive awards to be paid.

Guiding Principles

The Company’s compensation and benefit programs are designed to attract and retain the best people in the industry. These programs are also intended to recognize corporate, business unit, individual, and team performance through the use of incentives, including equity-based incentives, that reward for the creation of stockholder value and the achievement of key financial, strategic, individual, and team objectives.

Compensation Philosophy

The Committee relates total compensation levels for the Company’s executive officers to the total compensation paid to similarly situated executives of a peer group of companies (the “Peer Group”) with which the Company competes for customers and executive talent. To form a basis of comparison, NCR selects the Peer Group under an outside consulting firm’s counsel. The Peer Group consists of corporations with similar size and performance characteristics, including industry and technology emphasis. Some of these companies are also included in the S&P Technology Sector Index found under the caption “Performance Graph” above.

Total compensation is targeted to approximate the median of the Peer Group. However, because of the performance-oriented nature of the incentive programs, total compensation may exceed market norms when the Company’s targeted performance goals are exceeded. Likewise, total compensation may lag the market when performance goals are not achieved.

The Committee will also review the Company’s longer term performance as compared to the average performance of the Peer Group, and take such relative performance into account in determining future compensation levels where appropriate.

The key components of the compensation program for executive officers are base salary, annual incentive compensation, and long-term incentives.

Base Salary

Salaries for executive officers are determined by the Committee annually, based on review of each executive’s level of responsibility, experience, expertise, and sustained corporate, business unit, and individual performance.

Annual Incentive Compensation

Executive officers participate in the NCR Management Incentive Plan for Executive Officers and are eligible to receive annual cash incentive awards based upon certain specified objectives and performance considerations. In general, awards for 2002 were based on financial measures of revenue, net income and operating income after a capital charge as well as the Committee’s assessment of individual performance. These measures were weighted depending upon the executive officer’s area of responsibility. Some profit and revenue objectives were not met for 2002.

Long-Term Incentives

Long-term incentives for 2002 consisted of stock option grants under the NCR Management Stock Plan. The Committee believes that this type of incentive compensation aligns management’s interests with the interests of stockholders.

Each executive officer is eligible to receive an annual grant of stock options with an exercise price equal to the fair market value of the stock on the grant date. These awards are granted as a part of the executive’s total compensation and reviewed accordingly with our Peer Group market results.

Compensation of Chairman and Chief Executive Officer

Mr. Nyberg participates in the same executive compensation plans that cover the other executive officers, determined according to the same compensation philosophy and principles. For 2002, Mr. Nyberg did not receive an annual incentive award under the NCR Management Incentive Plan, due to profit and revenue measures that were not met. Mr. Nyberg’s stock option award was established based on a review of competitive market data.

Policy on Qualifying Compensation for Deductibility

The Company’s policy with respect to the deductibility limit of Section 162(m) of the Internal Revenue Code generally is to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in the best interests of the Company and its stockholders. However, the Company reserves the right to authorize the payment of nondeductible compensation if it deems that is appropriate.

Dated:    February 14, 2003

The Compensation Committee:

James O. Robbins, Chair

Mark P. Frissora

Linda Fayne Levinson

James R. Long

EXECUTIVE COMPENSATION

The following tables present certain compensation information for our Chief Executive Officer and current and former most highly compensated executive officers who held these positions during the year ended December 31, 2002. Each of these six individuals is sometimes referred to as a “Named Executive.”

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
		Salary $	Bonus $(7)	Other Annual Compen- sation $(8)	Awards		Payouts
Name and Principal Position	Year				Restricted Stock Awards $(9)	Securities Underlying Options/ SARs #(10)	LTIP Payouts $	All Other Compen- sation $(11)

Lars Nyberg	2002	1,080,000	0	0	0	210,000(10a)	—	77,398
Chairman of the Board, President and Chief Executive Officer(1)	2001 2000	1,073,846 1,033,846	280,000 418,243	3,000 7,166	0 0	240,000(10c) 280,000(10d)	— —	110,743 110,273

Mark Hurd President and Chief Operating Officer(2)	2002 2001 2000	543,270 489,649 416,923	350,000 100,000 336,479	0 6,335 4,502	1,378,500(9a) 0 1,954,690(9b)	125,000(10a) 50,000(10b) 75,000(10c) 125,000(10d)	— — —	7,500 6,375 6,375

Gerald Gagliardi	2002	430,000	181,850	0	0	40,000(10a)	—	0
Senior Vice President,	2001	383,693	218,250	0	963,700(9c)	100,000(10e)	—	0
Worldwide Customer Services Division(3)	2000	—	—	—	—	—	—	—

Mohsen Sohi	2002	375,000	52,740	0	0	50,000(10a)	—	7,500
Senior Vice President,	2001	366,346	371,250	80,710	1,189,063(9d)	55,000(10c)	—	6,375
Retail Solutions						130,000(10f)
Division(4)						60,000(10g)
	2000	—	—	—	—	—	—	—

Keith Taylor	2002	325,000	65,263	0	0	40,000(10a)	—	7,600
Senior Vice President,	2001	306,923	139,731	1,889	0	30,000(10c)	—	5,938
Financial Solutions Division(5)	2000	253,077	24,961	4,000	0	35,000(10d)		5,953

Howard Lance	2002	492,788	0	0	0	0	—	662,948
Former President, NCR, and Chief Operating Officer, Retail and Financial Group(6)	2001 2000	305,288 —	1,386,223 —	58,022 —	2,928,750(9e) —	250,000(10h) —	— —	6,375 —

(1)	Mr. Nyberg has resigned as Chief Executive Officer and President of the Company effective as of March 14, 2003. He has been appointed non-executive Chairman of NCR’s board as of that date.
(2)	Mr. Hurd was promoted to his current position, President and Chief Operating Officer of NCR, in September 2002. On March 14, 2003, he will become President and Chief Executive Officer of NCR when Mr. Nyberg’s resignation becomes effective. From July 2001 until September 2002, he was President, NCR, and Chief Operating Officer of the Teradata Division. From July 2000 until July 2001, he was Executive Vice President, NCR, in addition to being Chief Operating Officer of the Teradata Division.
(3)	Mr. Gagliardi joined NCR as Senior Vice President, Worldwide Customer Services Division, on February 1, 2001.
(4)	Mr. Sohi served as Senior Vice President, Retail Solutions Division, from the time he joined NCR in January 2001 until his resignation from that position on March 3, 2003.

(5)	Mr. Taylor was promoted to his current position, Senior Vice President, Financial Solutions Division, in May 2001. From August 1999 until that time, he was Vice President, Systemedia Group, at NCR.
(6)	From July 2001, when he joined NCR, until September 8, 2002, Mr. Lance was President, NCR, and Chief Operating Officer of the Retail and Financial Group. Mr. Lance left the Company on October 4, 2002.
(7)	The amounts shown for 2002 in this column include a special bonus of $75,000 to Mr. Gagliardi as the second installment of his sign-on bonus under the terms of an offer letter from NCR, dated January 15, 2001. Amounts shown in 2001 include a guaranteed bonus of $500,000 to Mr. Lance, awarded by NCR under the terms of an October 2001 offer letter from the Company. Under the terms of such letter, in 2001, Mr. Lance also received a special award of 20,159 restricted shares which vested immediately, with a value of $1,313,000 based on NCR’s common stock price of $29.08 on such date. The amounts shown for 2001 in this column also include special sign-on bonuses of (a) $300,000 to Mr. Lance, (b) $100,000 to Mr. Gagliardi under the terms of his January 15, 2001 offer letter, and (c) $100,000 to Mr. Sohi under the terms of an offer letter from NCR, dated October 18, 2000. The terms of the offer letters from NCR to each of Messrs. Gagliardi and Sohi are described more fully below under the caption “Employment Agreements and Change in Control Arrangements.”
(8)	Amounts shown in 2002 and 2001 include tax payment reimbursements and in 2001 also include the value of certain personal benefits and perquisites. In accordance with SEC rules, perquisites and personal benefits have been omitted when such compensation does not exceed the lesser of $50,000 or 10% of the Named Executive’s salary and bonus for that year.
(9)	Amounts shown represent the dollar value of any restricted stock awards on the date originally granted. Certain restricted stock awards were granted in each of 2002, 2001 and 2000 under the NCR Management Stock Plan. These awards are described in further detail in notes 9(a) through 9(e) below. On December 31, 2002, the aggregate value of the unvested restricted stock awards granted to each of the Named Executives (including any NCR replacement awards for AT&T Corp. (“AT&T”) stock awards that were converted at the spinoff of NCR from AT&T at the end of 1996) was as follows: Mr. Nyberg, 3,921 shares ($93,085); Mr. Hurd, 54,248 shares ($1,287,848); Mr. Gagliardi, 15,000 shares ($356,100); and Mr. Sohi, 10,000 shares ($237,400). These amounts are based on a stock price of $23.74 per share as of December 31, 2002.
(a)	In September 2002, Mr. Hurd received a special award of 50,000 restricted shares of NCR stock under the terms of his September 6, 2002 appointment letter from NCR. In general, this award will vest annually in three equal installments, beginning on September 9, 2003, provided Mr. Hurd is still employed by NCR on such dates. Dividends, if any, on such shares are reinvested in additional shares of restricted stock.
(b)	In September 2000, Mr. Hurd received a special award of 50,000 restricted shares of NCR stock under the NCR Management Stock Plan. This award vested in full on September 7, 2002.
(c)	In February 2001, NCR granted Mr. Gagliardi a special award of 20,000 restricted shares of NCR stock under the terms of his January 15, 2001 offer letter. In general, this award will vest in four equal annual installments beginning February 1, 2002, provided Mr. Gagliardi is still employed by NCR on such dates. Dividends, if any, on such shares are reinvested in additional shares of restricted stock.
(d)	In January 2001, NCR granted Mr. Sohi a special award of 25,000 restricted shares of NCR stock under the terms of his October 18, 2000 offer letter. In general, this award vested in two annual installments in increments of 60% and 40%, respectively, on January 2, 2002 and 2003.
(e)	In July 2001, NCR granted Mr. Lance a special award of 75,000 restricted shares of NCR stock under the terms of his June 18, 2001 offer letter. The first two annual installments of this award vested on October 1 in 2001 and 2002; however, the third 25,000 share installment was forfeited when Mr. Lance left the Company in October 2002.

(10)	Amounts shown represent the aggregate number of shares of NCR common stock underlying the options on the dates originally granted.
(a)	On January 24 and July 29, 2002, NCR’s Compensation Committee granted these Named Executives management stock options under the NCR Management Stock Plan.
(b)	On September 9, 2002, Mr. Hurd received a special, one-time grant of options under the NCR Management Stock Plan in connection with his appointment as President and Chief Operating Officer of NCR.
(c)	On January 26, 2001, the Compensation Committee granted these Named Executives management stock options under the NCR Management Stock Plan.
(d)	On February 3, 2000, the Compensation Committee granted Messrs. Nyberg, Hurd and Taylor management stock options under the NCR Management Stock Plan. Also under this plan, on September 7, 2000, the Compensation Committee granted Mr. Hurd options for 50,000 shares as a special retention award.
(e)	On February 1, 2001, in lieu of lost compensation and equity opportunities at his former employer, the Compensation Committee granted Mr. Gagliardi special options for 100,000 shares of NCR common stock pursuant to the terms of the January 15, 2001 offer letter he received from NCR.
(f)	On January 2, 2001, in lieu of lost compensation and equity opportunities at his former employer, the Compensation Committee granted Mr. Sohi special options for 130,000 shares of NCR common stock pursuant to the terms of the October 18, 2000 offer letter he received from NCR.
(g)	On July 9, 2001, the Compensation Committee granted Mr. Sohi options for 60,000 shares as a special retention award.
(h)	On July 9, 2001, under the terms of his June 18, 2001 offer letter from NCR, the Compensation Committee granted Mr. Lance (i) management stock options for 75,000 shares of NCR common stock as an advance grant for the 2002 fiscal year, and (ii) special options for 175,000 shares of NCR common stock in lieu of lost compensation and equity opportunities at his former employer. These special options were forfeited when Mr. Lance left the Company in October 2002.
(11)	The Company provides its executive officers with certain group life, health, medical, and other non-cash benefits generally available to all salaried employees and not included in this column in accordance with the SEC’s rules. The amounts shown in this column for the last fiscal year include:
•	matching contributions by the Company to the NCR Savings Plan for participating Named Executives, including in 2002 contributions of $7,500 for each of Messrs. Nyberg, Hurd, Sohi, Taylor, and Lance;
•	insurance premium payments of $69,897.94 to Mr. Nyberg through October 2002 for a split-dollar life insurance policy; and
•	a severance payment of $625,000 and payment of $30,448 for unused vacation to Mr. Lance in connection with his departure from NCR in October 2002. The terms of the separation letter from NCR to Mr. Lance are described more fully below under the caption “Employment Agreements and Change in Control Arrangements.”

Option Grants in 2002

Individual Grants

Name	Number of Shares Underlying Options Granted (#)	Percent of Total Options Granted to Employees		Exercise Price ($/Share)	Expiration Date	Grant Date Present Value ($)(3)

Lars Nyberg	105,000(1a) 105,000(1b)	4.35 4.35	% %	41.190 25.445	01/23/12 07/28/12	$ $	1,956,593 1,177,080

Mark Hurd	37,500(1a) 37,500(1b) 50,000(2)	1.55 1.55 2.07	% % %	41.190 25.445 27.570	01/23/12 07/28/12 09/08/12	$ $ $	698,783 420,386 597,274

Gerald Gagliardi	20,000(1a) 20,000(1b)	0.83 0.83	% %	41.190 25.445	01/23/12 07/28/12	$ $	372,684 224,206

Mohsen Sohi	25,000(1a) 25,000(1b)	1.03 1.03	% %	41.190 25.445	01/23/12 07/28/12	$ $	465,856 280,257

Keith Taylor	20,000(1a) 20,000(1b)	0.83 0.83	% %	41.190 25.445	01/23/12 07/28/12	$ $	372,684 224,206

Howard Lance	0	—		—	—		—

(1)	These are management options for NCR common stock under the NCR Management Stock Plan. They become exercisable in 33 1/3% increments over three years, provided the officer is still employed by NCR, with certain exceptions in the case of death, disability, or retirement.
(a)	These are Management Stock Plan options granted on January 24, 2002.
(b)	These are Management Stock Plan options granted on July 29, 2002.
(2)	These are special options for NCR common stock under the NCR Management Stock Plan. They become exercisable in 33 1/3% increments over three years, provided the officer is still employed by NCR, with certain exceptions in the case of death, disability, or retirement.
(3)	In accordance with SEC rules, we chose the Black-Scholes option pricing model to estimate the present value of the options on the grant date. NCR’s use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require certain assumptions to be made. The following assumptions were made for purposes of calculating the present values of the options listed in footnote 1(a) and 1(b) above: each at volatility of 45%, dividend yield of 0%, an expected term of 5 years, and an interest rate of 4.33% and 3.58%, respectively. In addition, with respect to the option grant to Mr. Hurd noted in footnote 2 above, the interest rate assumption was 3.11%, with all other assumptions remaining the same. The real value of the options in this table depends upon the actual performance of the NCR stock underlying the options during the applicable period.

Aggregated Option Exercises in 2002 and Year-End Values

	Shares Acquired On Exercise (#)	Value Realized ($)	Unexercised Options at Year End (#)		Value of In-the-Money Options at Year End ($)
Name(1)			Exercisable/ Unexercisable (2)		Exercisable/ Unexercisable (3)

Lars Nyberg	—	—	1,568,050 463,334	/	0 0	/

Mark Hurd	—	—	243,978 216,667	/	0 0	/

Gerald Gagliardi	—	—	33,333 106,667	/	0 0	/

Mohsen Sohi	—	—	81,666 213,334	/	0 0	/

Keith Taylor	—	—	71,241 71,667	/	0 0	/

Howard Lance	—	—	—		—

(1)	None of the individuals in this table has stock appreciation rights.
(2)	This column includes both options granted before and after the spinoff from AT&T. Options granted before the spinoff were granted with respect to AT&T common stock. To the extent these options were outstanding on December 31, 1996, they were replaced on January 2, 1997, with options for shares of NCR stock based on a conversion formula to preserve the economic value of the options at the time of the spinoff.
(3)	The value of in-the-money options is calculated as the difference between the closing market price of NCR common stock underlying the NCR stock options as of December 31, 2002 ($23.74) and the exercise price of the option.

Pension Plans

The Company maintains a number of pension plans as part of the compensation and benefits it provides to its employees and executive officers. The plans covering NCR’s Named Executives, other than Messrs. Sohi and Lance, are summarized below. When Messrs. Sohi and Lance left NCR in March 2003 and October 2002, respectively, they each forfeited their rights under NCR’s pension plans. Upon his resignation as of March 14, 2003, Mr. Nyberg will no longer accrue additional benefits under the Company’s pension plans.

If Messrs. Hurd, Gagliardi and Taylor continue in their current positions and retire at age 62, the estimated annual pensions payable to them from NCR’s pension plans would be $873,851, $203,244, and $143,703, respectively. Upon Mr. Nyberg’s resignation from the Company, under the NCR Pension Plan, the NCR Nonqualified Excess Plan and the Officer Plan (as defined and described below), he is entitled to receive an estimated annual pension payment of $342,990 when he reaches age 62. This amount could be reduced to $192,488 if he elects to begin receiving such benefits at age 55. These amounts are straight-life annuity amounts although other optional forms of payment, some with reduced pensions, are available. Certain of NCR’s nonqualified executive pension plan benefits are supported by a benefits trust, the assets of which are subject to the claims of NCR’s creditors. In addition, except for the Officer Plan (as defined below), benefits under NCR’s pension plans are not subject to reductions for Social Security benefits or other offset amounts.

The NCR Pension Plan:

The Company has a non-contributory, qualified pension plan called the NCR Pension Plan which covers all employees based in the United States. Messrs. Nyberg, Hurd, Gagliardi, and Taylor are covered under this plan. The NCR Pension Plan pays a monthly pension benefit and a PensionPlus benefit. These benefits vest after five years of service or reaching age 65. The monthly pension benefit begins at age 62, or may be started between age 55 and 62 in a reduced amount. The PensionPlus benefit may be taken as a lump sum after termination of employment, or may be used to increase the monthly pension benefit.

The monthly pension benefit is computed by multiplying the following three items: (1) the participant’s years of service with the Company, (2) a factor between 1.4% and 1.7%, depending on the participant’s total years of service, and (3) the participant’s modified average pay. Modified average pay is the average annual base pay and bonus received during a participant’s career, with an adjustment to update pay for earlier years when earnings typically were less.

The PensionPlus benefit is computed as an account balance, although the account is for bookkeeping purposes only. The plan credits a participant’s account with 1½% of base pay and bonus, as well as interest credits on the account balance.

Employees hired on or after June 1, 2002, are not eligible for the monthly pension benefit and receive credits to their PensionPlus accounts of 3% of base pay and bonus.

The NCR Nonqualified Excess Plan:

Federal laws limit the amount of pay that may be considered under the NCR Pension Plan. The Company makes up the difference for senior managers with the NCR Nonqualified Excess Plan. The excess plan pays the additional pension benefits that would be paid under the NCR Pension Plan if the federal pay limits were not in effect. Messrs. Nyberg, Hurd, Gagliardi, and Taylor are covered by the excess plan.

NCR Mid-Career Hire Supplemental Pension Plan:

NCR also maintains the NCR Mid-Career Hire Supplemental Pension Plan. This plan covers employees, including Mr. Gagliardi, who are hired by NCR for the first time at age 35 or over at specified management levels, and who terminate with at least five years of service at specified levels. The benefit is 1% of annual pay for each year worked for NCR, up to a maximum equal to the number of years between age 30 and the age on the date of hire with NCR. Effective June 1, 2002, no new participants will be added to this plan.

Supplemental Retirement Plan:

The Company also has a supplemental retirement plan for senior managers, the Retirement Plan for Officers of NCR (the “Officer Plan”). This plan covers senior managers appointed to specified executive levels after November 30, 1988. Messrs. Nyberg, Hurd, Gagliardi, and Taylor are covered under this plan. Effective June 1, 2002, no new participants will be added to the Officer Plan.

The Officer Plan pays monthly benefits of 2.5% of career average monthly pay for service after becoming a plan participant. The pension begins at age 62, or may be started between age 55 and 62 in a reduced amount. The benefit is offset by the participant’s retirement or disability benefits paid under other NCR plans except for the NCR Mid-Career Hire Supplemental Pension Plan. No benefit is payable if a participant terminates employment during the first year covered by the plan. No benefit is payable if a participant terminates employment before age 55, other than by death, with less than 5 years of service with NCR. However, a participant will be entitled to plan benefits if employment is terminated after a change in control, as described in the NCR change in control severance plans (see the description of those plans under “Employment Agreements and Change in Control Arrangements”). The Officer Plan also pays death benefits.

The Company has adopted the NCR Officer Plan for individuals newly hired or promoted into senior manager positions after June 1, 2002. The new plan has identical provisions to the Officer Plan, except that the monthly benefits equal 1.75% of career average monthly pay.

Employment Agreements and Change in Control Arrangements

Agreements with Mr. Nyberg:

The Board of Directors entered into an employment agreement with Mr. Nyberg effective

June 1, 1999. This letter agreement was amended by a letter agreement, dated January 23, 2002. The employment agreement, as amended (“Employment Agreement”) provided for Mr. Nyberg’s employment with the Company by mutual consent until terminated at any time and for any reason by Mr. Nyberg or the Company upon 90 days prior notice, unless Mr. Nyberg was terminated for cause. The Employment Agreement also extended his change in control agreement until Mr. Nyberg’s last day of serving as Chairman and Chief Executive Officer of the Company, March 14, 2003 (see discussion of this agreement below). The Employment Agreement will terminate upon Mr. Nyberg’s resignation as of March 14, 2003.

In connection with his move from Chairman, President and Chief Executive Officer to non-executive Chairman of the Company, the Compensation Committee agreed, with the board’s concurrence, to accelerate vesting of certain stock awards to Mr. Nyberg subject to certain customary conditions. Specifically, 3,921 shares of NCR restricted stock and a February 2003 option grant for 75,000 shares of NCR common stock under the NCR Management Stock Plan will become fully vested on March 14, 2003, and the option grant will continue to be exercisable for the remainder of its term, until February 2, 2013.

Arrangements with Mr. Hurd:

Mr. Hurd received a letter from NCR, dated September 6, 2002, in connection with his appointment as the Company’s President and Chief Operating Officer. This letter specified his base salary and bonus opportunity under the NCR Management Incentive Plan, and his eligibility for annual option grants, employee benefit plans and retirement plans as routinely provided to officers at that level.

In addition, under the September 6, 2002 letter, Mr. Hurd received special grants of stock options for 50,000 shares of NCR common stock and 50,000 shares of restricted NCR common stock. Each of these awards vests in three equal annual installments, beginning on September 9, 2003, provided Mr. Hurd is still employed by NCR at such times. The restricted stock award also included non-competition and non-solicitation restrictions and the option award included certain non-competition restrictions.

In connection with his appointment as President and Chief Executive Officer of NCR as of March 14, 2003, Mr. Hurd received a new letter from the Compensation Committee of the Board of Directors, dated March 6, 2003. This appointment letter, which will replace the September 6, 2002 letter, specifies his new base salary and bonus opportunity under the NCR Management Incentive Plan, and his eligibility for annual option grants, employee benefit plans and retirement plans as routinely provided to officers at his level. In addition, under the March 6, 2003 letter, Mr. Hurd will receive a special grant of stock options for 50,000 shares of NCR common stock which will vest in three equal annual installments, beginning on March 14, 2004, provided Mr. Hurd is still employed by NCR at such times. The option award also includes certain non-competition restrictions.

Under the March 6, 2003 appointment letter, if Mr. Hurd’s employment is terminated involuntarily other than for good reason or Cause (as such term is defined in the NCR Change in Control Severance Plan for Executive Officers described below), he will receive cash payments totaling one times his annual base salary over a period not to exceed one year.

Arrangement with Mr. Gagliardi:

Mr. Gagliardi received an offer letter from NCR when he joined the Company in 2001. The offer letter, dated January 15, 2001, specified his starting base salary and bonus opportunity under the NCR Management Incentive Plan, and his eligibility for annual option grants, employee benefit plans and retirement plans as routinely provided to officers at his level. In addition, under the letter, he received special relocation benefit payments in 2001 and 2002.

Pursuant to the letter, Mr. Gagliardi also received a $175,000 sign-on bonus. In addition, under the January 15, 2001 letter, Mr. Gagliardi received initial awards of stock options and restricted stock, that in part compensated him for lost opportunity for compensation and equity incentives with his former employer. He received an initial one-time grant of options for 100,000 shares of NCR common stock, which included his 2001 grant of management stock options under the NCR Management Stock Plan. Mr. Gagliardi also received a special grant of 20,000 restricted shares of NCR common stock. The option and restricted stock awards vest in three and four equal annual installments, respectively, beginning on his first anniversary with the Company, provided Mr. Gagliardi is still employed by NCR at such times, and include non-competition restrictions.

If Mr. Gagliardi’s employment is terminated involuntarily other than for Cause or Good Reason (as such terms are defined in the NCR Change in Control Severance Plan for Executive Officers described below), he will receive a cash payment equal to his annual base salary and immediate vesting of the remainder of the restricted stock award provided for in the January 15, 2001 letter.

Arrangement with Mr. Sohi:

Mr. Sohi received an offer letter from NCR before he joined the Company in 2001. The offer letter, dated October 18, 2000, specified his starting base salary and bonus opportunity under the NCR Management Incentive Plan, and his eligibility for annual option grants, employee benefit plans and retirement plans as routinely provided to officers at his level. In addition, under the letter, he received special relocation benefits to compensate him for the financial losses he incurred in connection with his move to Atlanta, Georgia.

Pursuant to the letter, Mr. Sohi also received a $100,000 sign-on bonus payable in January 2001. Because he forfeited his 2000 bonus with his prior employer, his NCR Management Incentive Plan bonus for 2000 was guaranteed to be at least $215,000. This amount was paid to Mr. Sohi in 2001. In addition, under the October 18, 2000 letter, Mr. Sohi received initial awards of stock options and restricted stock, that in part compensated him for lost opportunity for compensation and equity incentives with his former employer. He received an initial one-time grant of options for 130,000 shares of NCR common stock. The first two installments of this option award vested on his first and second anniversaries with the Company; however, Mr. Sohi forfeited the final installment when he left the Company on March 7, 2003. Mr. Sohi also received a special grant of 25,000 restricted shares of NCR common stock, which was entirely vested as of January 1, 2003.

Separation Agreement with Mr. Lance:

Mr. Lance received a separation letter from NCR when he left the Company last year. Mr. Lance agreed in the letter, dated September 8, 2002, to release any employment-related claims he may have had against the Company. Mr. Lance also agreed to certain non-solicitation and non-competition restrictions for the benefit of the Company until October 4, 2003. In exchange for these agreements, he received a cash payment equal to his then current annual base salary as was promised in his October 1, 2001 offer letter from NCR. He also received other termination benefits, including extended health care coverage and outplacement assistance. In addition, the Company agreed to consider relocation payments and extended health care coverage if he complies with certain requirements regarding the transition of his duties and public statements.

Change in Control Arrangements:

NCR has a Change in Control Severance Plan for Executive Officers. This plan, which terminates December 31, 2005, provides that executives officers may receive severance benefits if their employment with NCR is terminated as a result of involuntary termination without cause, or voluntary termination for good reason during the three years following certain events (such as an acquisition, merger or liquidation of the Company). These events are called “triggering events.” An executive officer may also receive these benefits upon voluntary termination for any reason during the thirteenth month following the month in which the triggering event occurs. The severance benefits include (a) severance pay equal to base pay for three years, (b) payment of the target bonus under the NCR Management Incentive Plan for those three years, (c) reimbursement for any excise tax liability for the severance benefits under Internal Revenue Code Section 4999, (d) continued medical insurance coverage for the officer and eligible dependents and continued life insurance coverage for the officer, (e) outplacement services, and (f) financial counseling. In addition, the officer will be fully vested in any NCR stock options or other stock awards, and any accrued benefit under the Officer Plan. The officer will no longer receive the severance pay if he or she becomes employed by NCR or an unrelated company. If the officer dies while receiving severance benefits, the benefits will continue to be paid to his or her estate.

NCR also has a change in control agreement with Mr. Nyberg that contains the same terms as the change in control plan for the executive officers. Mr. Nyberg’s change in control agreement, as amended by the January 23, 2002 letter agreement, will terminate on March 14, 2003, his last day of serving as Chief Executive Officer of the Company.

DIRECTORS’ PROPOSAL TO APPROVE THE APPOINTMENT OF

INDEPENDENT ACCOUNTANTS FOR 2003

(Item 2 on Proxy Card)

Upon the recommendation of the Audit Committee, which is composed entirely of independent directors, the board appointed PricewaterhouseCoopers LLP as NCR’s independent accountants for 2003. The board engaged PricewaterhouseCoopers to audit NCR’s consolidated financial statements.

Audit and Non-Audit Fees

The following table presents the approximate fees for professional audit services rendered by PricewaterhouseCoopers for the audit of the Company’s financial statements for fiscal years 2002 and 2001, as well as the approximate fees billed for other services rendered by PricewaterhouseCoopers:

	2002		2001

Audit Fees, excluding audit-related services(1)	$2,250,000		$2,300,000

Fees for financial information systems design and implementation	$0		$0

Total All Other Fees, including:	$4,422,000		$4,030,000

Audit-related fees(2)		$712,000		$393,000

Tax advisory services(3)		$3,412,000		$2,835,000

Other non-audit services(4)		$298,000		$802,000

(1)	Includes fees required for the review and examination of NCR’s consolidated financial statements, quarterly reviews of interim financial statements, and consultations on accounting matters related to the financial statements.
(2)	Includes fees related to statutory audits of foreign domiciled subsidiaries and audits of benefit plans, joint ventures and partnerships, among other things.
(3)	Includes fees related to tax advisory services in connection with tax compliance matters regarding the Company’s corporate entities throughout the world, as well as foreign audit support, tax consultancy and expatriate services.
(4)	Includes information technology security reviews, litigation support, and due diligence support services in connection with some of the Company’s acquisition activities, among other things.

The Audit Committee has considered whether the provision of the above non-audit services included under “Total All Other Fees” above was compatible with maintaining PricewaterhouseCoopers’ independence and concluded that they were.

PricewaterhouseCoopers has been the Company’s independent accounting firm for many years and is a leader in providing audit services to the high technology industry. Given PricewaterhouseCoopers’ experience, global presence, and quality audit work in serving the Company, the board believes they are qualified to serve as NCR’s independent accountants. The board is asking you to approve this appointment.

PricewaterhouseCoopers representatives will be at the annual meeting to answer questions and they may also make a statement.

The board recommends that you vote FOR this proposal.    If the stockholders do not approve this proposal, the Audit Committee and the Board of Directors will reconsider the appointment. Proxies solicited by the Board of Directors will be voted FOR this proposal, unless you specify otherwise in your proxy.

BOARD AUDIT COMMITTEE REPORT

The Audit Committee consists of three directors, each of whom is independent as determined by the Board of Directors under the standards set forth in the board’s Corporate Governance Guidelines, which are based on the requirements of the listing standards of the New York Stock Exchange (“NYSE”) and the applicable rules of the Securities and Exchange Commission (“SEC”). In accordance with NYSE and SEC rules, all members are “financially literate.” A brief description of the responsibilities of the Audit Committee is set forth above under the caption “Committees of the Board.” The Audit Committee acts under a charter adopted by the Board of Directors, which is periodically reviewed and revised as appropriate. The charter was recently amended in January 2003 and is included as Appendix B to this proxy statement.

In general, NCR’s management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. PricewaterhouseCoopers, NCR’s independent accountants, are responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

In the course of fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with NCR management the Company’s audited financial statements for fiscal year 2002, as well as its quarterly public earnings releases and its quarterly reports on Form 10-Q for the second and third quarters of 2002. In addition, the Audit Committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the clarity and completeness of its financial disclosures. The Audit Committee also discussed with NCR’s senior management and independent accountants the process used for certifications by the Company’s chief executive and chief financial officers for certain of the Company’s filings with the SEC. Further, the Audit Committee discussed with PricewaterhouseCoopers, the Company’s independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards). The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers its independence. In connection with its discussions concerning the independence of its independent accountants, the Audit Committee recently adopted policies regarding the hiring of employees from its independent accountants and requiring that the Audit Committee pre-approve all auditing and non-audit services provided by the Company’s independent accountants or its affiliates to NCR or its consolidated subsidiaries, and prohibiting the use of such firm for management consulting services. Finally, the Audit Committee has reviewed NCR’s critical accounting policies and approved them.

Based on the reviews and the discussions referred to above, the Audit Committee recommended to the board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the SEC.

Dated:    February 10, 2003

The Audit Committee:

Edward P. Boykin, Chair

David R. Holmes

C.K. Prahalad

STOCKHOLDER PROPOSAL REGARDING EXPENSING OF FUTURE STOCK OPTIONS

(Item 3 on Proxy Card)

We expect the following stockholder proposal to be presented at the annual meeting. Following SEC rules, we are reprinting the proposal and supporting statement as they were submitted to NCR’s Corporate Secretary. NCR takes no responsibility for them. The board recommends that you vote AGAINST this proposal for the reasons given after the proposal.

The following proposal and supporting statement were submitted by the Central Laborers’ Pension, Welfare & Annuity Funds (the “Central Laborers’ Fund”), P.O. Box 1267, Jacksonville, Illinois 62651. The Central Laborers’ Fund has provided proof that it beneficially owns 600 shares of common stock of the Company.

The Central Laborers’ Fund’s Proposal

Resolved, that the shareholders of NCR Corporation (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

Statement of Support:    Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are an important component of our Company’s executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short- term stock price rather than long-term corporate value.

A recent report issued by Standard & Poor’s indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. “The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Alan Greenspan. “Reporting stock options as expenses in a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options Is a Bandwagon Worth Joining,” Aug. 16, 2002.

Warren Buffet wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom—examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings . . .

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.’s have told their shareholders that options are cost-free. . . When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

Many companies have responded to investors’ concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca Cola, Washington Post, and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements. Our Company has yet to act. We urge your support.

NCR’s Response

Your directors recommend a vote AGAINST this stockholder proposal for the following reasons:

NCR follows the generally accepted accounting practices determined by the Financial Accounting Standards Board, which established requirements for stock option accounting in Statement of Financial Accounting Standards 123. Statement 123 permits a company to account for stock-based compensation plans under either the “fair value” method or the “intrinsic value” method. NCR, like the majority of U.S. publicly-traded companies, utilizes the “intrinsic value” method, which measures the compensation cost of stock options as the excess of the market price of the stock at the grant date over the exercise price. Thus, NCR already employs an acceptable accounting practice for its stock options. The “fair value” method, commonly referred to as “expensing” options, measures compensation cost at the grant date based on the fair value of the award and treats it as an expense in the income statement, usually over the vesting period.

However, in accordance with the “intrinsic value” method, NCR simultaneously provides disclosures of net income and earnings per share as if the stock options had been expensed under the “fair value” method, in notes to the financial statements. Thus, NCR’s financial disclosures already provide all of the material information and analysis that would be presented if the stock options were expensed in the annual income statement.

A company’s income statement should provide full and accurate disclosure of the company’s financial status. The “fair value” method presents a risk of distorting financial information, because of the inherent difficulty of determining the fair value of a stock option award on the grant date. The accounting profession is not in agreement on an appropriate valuation method, and neither are those companies that have elected to expense their stock options. For the employee, a stock option has no value on the grant date when the exercise price and the market price are the same. The value lies in the prospect of a future increase in the stock price, which may or may not occur. Any attempt to capture this potential future value as a present dollar amount must rely on a degree of speculation. NCR believes that incorporating such speculation into the income statement may distort financial results, in either direction at a given point in time, causing the income statement to be inaccurate. By including the financial impact of the stock options in a footnote disclosure, all relevant information is provided, without the same risk of distorting operating income.

One purpose of a company’s publicly disclosed financial statements is to enable stockholders to compare the performances of several companies. When companies employ inconsistent accounting methods, especially for a matter with the potentially significant financial impact of stock options, comparisons between companies become difficult and confusing. NCR believes that the appropriate time for NCR to change its stock option accounting method will be if and when the Financial Accounting Standards Board or federal legislation requires all companies to expense options in the same way, so that operating income statements can be compared and analyzed consistently. NCR believes that a change in accounting method before then would be premature and contrary to the best interests of stockholders and prospective investors.

For these reasons, the board recommends that you vote AGAINST this proposal.    Proxies solicited by the Board of Directors will be voted AGAINST this proposal, unless you specify otherwise in your proxy.

STOCKHOLDER PROPOSAL REGARDING

FUTURE STOCK OPTION GRANTS TO SENIOR EXECUTIVES

(Item 4 on Proxy Card)

We expect the following stockholder proposal to be presented at the annual meeting. Following SEC rules, we are reprinting the proposal and supporting statement as they were submitted to NCR’s Corporate Secretary. NCR takes no responsibility for them. The board recommends that you vote AGAINST this proposal for the reasons given after the proposal.

The following proposal and supporting statement were submitted by the International Brotherhood of Electrical Workers Pension Benefit Fund (the “IBEW Fund”), 1123 Fifteenth Street N.W., Washington, DC 20005. The IBEW Fund has provided proof that it beneficially owns 4,400 shares of common stock of the Company.

The IBEW Fund’s Proposal

Resolved, that the shareholders of NCR Corporation (the “Company”) request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company’s stock price performance exceeds the peer group performance level.

Statement of Support:    As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, stock option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company’s primary competitors. The resolution requests that the Company’s Board ensure that future senior executive stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company’s proxy statement to compare 5 year stock price performance.

Implementing an indexed stock option plan would mean that our Company’s participating executives would receive payouts only if the Company’s stock price performance was better than that of the peer group average. By tying the exercise price to the market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company’s stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies are supporting the implementation of performance-based stock option plans such as that advocated in this resolution. We urge your support for this important governance reform.

NCR’s Response

Your directors recommend a vote AGAINST this stockholder proposal for the following reasons:

The Compensation Committee of the Board of Directors determines the Company’s executive compensation practices. This committee uses independent consulting firms to help it design executive pay that will attract and retain the best people in the industry. NCR’s total compensation levels are targeted to those of peer group companies with which we compete for customers and executive talent.

We believe the Company’s current practice of granting stock options to its executives is appropriate for the Company. It aligns the interests of the executives with those of the Company’s stockholders because the stock price must increase before stockholders or executives will benefit. The Company’s executives realize no gain on their stock options without an increase in the stock price that benefits all stockholders. At the same time, the stock option program matches typical competitive practice, which supports the Company’s ability to attract and retain top talent.

All of the Company’s peer group companies offer stock options, as do most U.S. public corporations. Most comparable companies offer stock options with an exercise price equal to the market price on the date of the grant. A market-indexed option plan would compare less favorably to the plans offered by competitors, which would place the Company at a competitive disadvantage. To offer a compensation package comparable to competitors, the Company might have to increase the cash portion of their total compensation or increase the number of stock options granted, both of which would be contrary to stockholders’ interests.

Indexed stock options would also negatively affect the Company’s earnings. When a stock option is indexed, the difference between the underlying stock’s market price and the option exercise price must be reflected in the quarterly earnings of the Company until the option is exercised. Thus, use of indexed options would depress and artificially add volatility to the Company’s earnings and would be contrary to stockholders’ interests.

In sum, we believe NCR’s executive pay program adequately aligns executive interests with the successful performance of the Company. We also believe that NCR’s stock option program is appropriate and serves the best interests of our stockholders.

For these reasons, the board recommends that you vote AGAINST this proposal.    Proxies solicited by the Board of Directors will be voted AGAINST this proposal, unless you specify otherwise in your proxy.

OTHER MATTERS

The Board of Directors does not know of any matters that will be brought before the annual meeting other than those listed in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed form of proxy will have discretion to vote in accordance with their best judgment.

ADDITIONAL INFORMATION

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies in connection with the annual meeting. Proxies may be solicited on our behalf through the mail, in person, by telephone, electronic transmission, or facsimile transmission. We have hired Georgeson Shareholder Communications Inc., to assist in the solicitation of proxies, at an estimated cost of $17,000, plus reimbursement of reasonable out-of-pocket expenses. In accordance with the SEC and the New York Stock Exchange rules, NCR will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses of sending proxies and proxy materials to the beneficial owners of NCR common stock.

Procedures for Stockholder Proposals and Nominations

Under NCR’s Bylaws, nominations for director may be made only by (1) the Board of Directors or a committee of the board, or (2) a stockholder entitled to vote who has delivered notice to the Company within 90 to 120 days before the first anniversary of last year’s annual meeting.

Our Bylaws also provide that business may not be brought before an annual meeting unless it is (1) specified in the notice of meeting (which includes stockholder proposals that the Company is required to include in its proxy statement under SEC Rule 14a-8), (2) brought before the meeting by or at the direction of the board, or (3) brought by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) within 90 to 120 days before the first anniversary of last year’s annual meeting. In addition, you must comply with SEC Rule 14a-8 to have your proposal included in the Company’s proxy statement.

A copy of the full text of the Company’s Bylaws may be obtained upon written request to the Corporate Secretary at the address provided above.

Stockholder Proposals for 2004 Annual Meeting

Stockholders interested in presenting a proposal for consideration at NCR’s annual meeting of stockholders in 2004 must follow the procedures found in SEC Rule 14a-8 and the Company’s Bylaws. To be eligible for inclusion in the Company’s 2004 proxy materials, all qualified proposals must be received by NCR’s Corporate Secretary no later than November 15, 2003. Stockholder proposals submitted after that date but before January 23, 2004, may be presented at the annual meeting if such proposal complies with the Company’s Bylaws, but will not be included in the Company’s proxy materials. If a stockholder proposal is received after January 23, 2004 and is properly brought before the meeting, the persons named on the proxy card may vote in their discretion regarding such proposal all of the shares for which we have received proxies for the annual meeting.

The above notice and proxy statement are sent by order of the Board of Directors.

Laura K. Nyquist

Corporate Secretary

Dated:    March 13, 2003

APPENDIX A

NCR CORPORATION

BOARD OF DIRECTORS CORPORATE GOVERNANCE GUIDELINES

Revised January 2003

NCR’s Board of Directors is elected by the stockholders to govern the affairs of the Company. The Board selects the senior management team, which is charged with the conduct of the Company’s business. Having selected the senior management team, the Board acts as an advisor to senior management and monitors its performance. It reviews the Company’s strategies, financial objectives and operating plans. The Board also plans for management succession of the Chief Executive Officer, as well as other senior management positions.

To help discharge its responsibilities, the NCR Board of Directors has adopted the following guidelines on significant corporate governance issues.

SIZE, COMPOSITION, AND INDEPENDENCE OF THE BOARD

1.    Size of the Board

The Board presently has nine members. The Board periodically reviews the size of the Board and determines whether any changes are appropriate, although it is the sense of the Board that a board of seven to ten members is about right. However, the Board would be willing to increase the size of the Board in order to accommodate the availability of an outstanding candidate.

2.    Membership Qualifications and Board Balance

The Board, with input from the Committee on Directors and Governance, is responsible for periodically determining the appropriate skills, perspectives, experiences, and characteristics required of Board candidates, taking into account the Company’s needs and current make-up of the Board. This assessment should include knowledge, experience, and skills in areas critical to understanding the Company and its business; personal characteristics, such as integrity and judgment; and candidates’ commitments to the boards of other publicly-held companies. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a Director and that he or she devotes the time necessary to discharge his or her duties as a Director.

The Committee on Directors and Governance is responsible for periodically reviewing and modifying, as appropriate, these qualification guidelines. The Board believes the qualification guidelines included as Exhibit A are currently appropriate, but it may change these guidelines as the Company’s and Board’s needs warrant.

3.    Director Selection

The Board is responsible for selecting its members and nominating them for election by the stockholders and for filling vacancies on the Board. The Committee on Directors and Governance will recommend to the Board nominees for election, including, as appropriate, incumbent Directors for re-election. In selecting individuals for nomination, the Committee will seek the input of the Chairman of the Board and Chief Executive Officer and will evaluate candidates using the qualification guidelines included as Exhibit A, as they may be supplemented by the Committee on Directors and Governance. Once a candidate is selected to join the Board, the Chairman of the Board and/or the Chair of the Committee on Directors and Governance will extend the invitation to join the Board on the Board’s behalf.

4.    Majority of Independent Directors

As a matter of policy, the Board believes that a substantial majority of the Directors should be independent. The Board adopts the definition of independence described in Exhibit B to these Guidelines. The Board may amend this definition in the future; if it does, it will disclose the revised definition. On an annual basis, with input and a recommendation from the Committee on Directors and Governance, the Board will determine whether each outside Director meets the definition of independence and will disclose its determination. Currently, the Board believes there is no relationship between any outside Director and the Company that would be construed in any way to compromise any outside Director being considered independent.

5.    Term Limits

The Board does not believe it should establish term limits. While term limits could help ensure fresh ideas, they also would force the Board to lose the contributions of Directors who have developed an insight into the Company. This insight and continuity of Directors is an advantage, not a disadvantage. As an alternative to term limits, the Committee on Directors and Governance will review a Director’s continuation on the Board whenever the Director experiences a change in professional responsibilities, as a way to assure that the Director’s skills and experience continue to match the needs of the Board. In addition, in connection with nomination of the slate of Directors that the Board proposes for election by stockholders each year, the Committee on Directors and Governance will consider re-nominated Directors’ continuation on the Board and take steps as may be appropriate to ensure that the Board maintains an openness to new ideas. An individual Director’s re-nomination is dependent upon a performance assessment and suitability review conducted by the Committee on Directors and Governance. The performance assessment will take into account the Director’s participation in and contribution to the activities of the Board.

6.    Retirement Age

The Board believes that Directors should retire from the Board at the first annual meeting following their 70th birthday.

7.    Change in Professional Responsibilities

It is the view of the Board that each Director who experiences a change in his or her business or professional affiliation or responsibilities should bring this change to the attention of the Board and should offer to resign. The Board does not believe that each Director who retires or has a change in position or responsibilities should necessarily leave the Board. The Committee on Directors and Governance will, however, review the continued appropriateness of Board membership under these circumstances and make a recommendation to the Board.

This same guideline applies to any inside Directors, including the Chief Executive Officer of the Company, in the event he or she no longer serves in that position. A former Chief Executive Officer serving on the Board will be considered an inside Director.

8.    Conflicts of Interest

The Board determines on a case-by-case basis whether a conflict of interest exists. Each Director will advise the Board of any situation that could potentially be a conflict of interest and will not vote on an issue in which he or she has an interest.

BOARD LEADERSHIP

9.    Selection of Chairman of the Board

The Board may select, as it deems best for the Company, the Chairman of the Board. The Board therefore does not have a guideline on whether the role of the Chairman of the Board should be held by a non-employee Director.

BOARD ROLES AND RESPONSIBILITIES

10.    Authorization Guidelines

Consistent with the Board’s power to delegate to management the day-to-day operations of the Company’s business, the Board believes that the allocation of responsibilities and authority currently in place is appropriate, although the Board may alter the authorizations in the future.

11.    Assessing the Board’s Performance

The Board believes that annual evaluations of the overall performance of the Board should be conducted. This is best accomplished, in the Board’s view, by the entire Board under the leadership of the Chair of the Committee on Directors and Governance. The Committee on Directors and Governance, with input from the other Directors, is responsible for determining the performance criteria and process to be used for the evaluation and for conducting the evaluation. The purpose of these evaluations is to enhance the effectiveness of the Board as a whole. Additionally, each Committee of the Board will conduct an annual evaluation of its performance and report the results of the evaluation to the Chair of the Committee on Directors and Governance.

The performance of individual Directors will be assessed by the Committee on Directors and Governance when a Director is being consider for re-nomination and when a Director offers to resign due to a change in professional responsibilities. The Committee on Directors will choose the method and criteria for these assessments. If, at any time, the Board determines that an individual Director is not meeting the established performance standards and qualification guidelines, or his or her actions reflect poorly upon the Board and the Company, the Board may request the resignation of the non-performing Director.

12.    Oversight of Management Evaluation

The Compensation Committee will have oversight of the performance evaluations of the Company’s executive officers, including the Chief Executive Officer.

13.    Evaluating the CEO’s Performance

The Board will review the performance of the Chief Executive Officer at least annually. This evaluation will be conducted by the Compensation Committee, under the leadership of the Committee Chair. The evaluation criteria and the results of the evaluation will be discussed by the Committee with the entire Board in an executive session without the presence of any inside Directors. The Board will consider whether the Chief Executive Officer is providing the best leadership for the Company in the long- and short-term. The results of the review and evaluation will be communicated to the Chief Executive Officer by the Chair of the Compensation Committee. The Board, in its discretion, may conduct this evaluation in conjunction with the Compensation Committee’s annual review and setting of the Chief Executive Officer’s compensation. The Compensation Committee will use the evaluation results in establishing compensation of the Chief Executive Officer, with a portion of his or her compensation to be tied to performance.

14.    Succession Planning and Leadership Development

Each year, the Chief Executive Officer will report to the Compensation Committee on succession planning and his or her recommendation as to a potential successor, along with a review of any development plans recommended for such individuals. The Committee will make an annual report to the Board on succession planning, and the Board will work with the Committee to nominate and evaluate potential successors to the Chief Executive Officer. When the Compensation Committee and the Board review management succession plans for the Chief Executive Officer, they will consider succession in the event of an emergency or retirement of the Chief Executive Officer. In addition, the Compensation Committee, with input from the Chief Executive Officer and other members of management as appropriate, will review annually the Company’s program for management development and succession planning for executive officers other than the Chief Executive Officer. The Board will also review succession candidates for executive officers other than the Chief Executive Officer and other senior managers as it deems appropriate.

15.    Strategic and Operating Plans

At least once a year, the Board will review the Company’s strategy and operating plans and provide input to management. The review of the Company’s strategic plan ordinarily will occur at the Board’s September meeting, and the review of the Company’s financial and capital plans ordinarily will take place at the January meeting. The Board will regularly monitor the Company’s performance with respect to these plans.

16.    Board Interaction with Investors, Press and Customers

The Board believes that management generally should speak for the Company. Individual Directors may, from time to time, meet or otherwise communicate with various constituencies that are involved with the Company, but it is expected that Directors would do this with the knowledge of the management and, absent unusual circumstances or as contemplated by Committee charters, only at the request of management.

DIRECTOR COMPENSATION AND STOCK OWNERSHIP

17.    Compensation Philosophy

The Board believes that only cash and equity compensation should be provided to non-employee Directors and that at least fifty percent of a Director’s total compensation should be provided in equity, e.g., stock options, stock grants or other awards of stock or stock units. Further, the Board believes that the different components of Director compensation should be disclosed in the Company’s annual proxy statement. The Committee on Directors and Governance will periodically review the principles for director compensation.

18.    Setting of Compensation

The Committee on Directors and Governance will annually review market data for Director compensation to ensure that the compensation is reasonable and competitive in relation to other similar companies. The Committee should recommend to the full Board whether any changes in the compensation package are desirable, with the full Board to discuss and approve any recommendations. The Committee will take into consideration that Directors’ independence may be jeopardized if director compensation and perquisites exceed customary levels or if Directors receive indirect compensation.

19.    Stock Ownership

Each Director should hold at least $100,000 in stock within three years after he or she is first elected to the NCR Board. Stock or stock units beneficially owned by the Director, for which beneficial ownership is not disclaimed, including stock or stock units held in a deferral account, should be taken into account. However, for this purpose, the Board does not believe it appropriate to consider stock options granted to Directors by the Company.

DIRECTOR DEVELOPMENT

20.    New Director Orientation

The Company has an orientation process for new Directors that includes background material, visits to Company facilities, and meetings with senior management to familiarize the Directors with the Company’s strategic and operating plans, key issues, corporate governance, Code of Conduct, and the senior management team. All other Directors are invited to attend any orientation program. In addition, new members to a Committee will be provided information relevant to the Committee and its roles and responsibilities.

21.    Continuing Director Education

The Board believes it is appropriate for Directors, at their discretion, to have access to educational programs related to their duties as Directors on an ongoing basis to enable them to better perform their duties and to recognize and deal appropriately with issues that arise. The Company will provide appropriate funding for these programs. In addition, Directors will receive periodic reviews of the Company’s business and visit Company facilities as part of their ongoing review of the Company and its operations.

MEETINGS

22.    Preparation and Attendance

Directors are expected to attend Board meetings and meetings of Committees on which they serve, and to spend the time needed as necessary to prepare for such meetings and to properly discharge their responsibilities.

23.    Frequency and Length of Meetings

The Board, at the beginning of each year, will determine the frequency of meetings, taking into consideration the recommendations of management and Board members. The Board believes that five to six regular meetings a year are appropriate, however, the Board and each Committee will meet as frequently as needed for the Directors to properly discharge their responsibilities. The Chairman of the Board will determine the place, time, and length of meetings and may, depending upon the circumstances, call additional Board meetings.

24.    Meeting Agenda

The Chairman of the Board, in consultation with the Chief Executive Officer (if not also the Chairman) will annually prepare a master agenda. The master agenda will set forth a general agenda of items to be considered by the Board at each of its specified meetings during the year (to the extent this can be foreseen) and will be provided to the entire Board. Thereafter, the Chairman of the Board will establish the agenda for each Board meeting, with each Director being free to suggest items for inclusion on the agenda as well as raise at any Board meeting subjects that are not specifically on the agenda for that meeting.

25.    Meeting Materials

Meeting materials, including presentations on specific subjects, will be sent to the Directors in advance, except where the subject matter is too sensitive to be put on paper. The meeting materials should be as brief as possible while still providing the necessary information. Where feasible, the materials will be mailed one week in advance, so as to give the Directors a weekend over which to review the materials.

26.    Attendance of Non-Directors at Meetings

Non-Directors will attend each meeting at the invitation of the Chairman of the Board. It is anticipated that the Chief Financial Officer, the Secretary, and Chief Operating Officer, if any, of the Company will attend each meeting, except for that portion of the meeting held in executive session. The Board encourages the Chief Executive Officer to bring managers into Board meetings who can provide additional insight into items being discussed or who have future potential that the Chief Executive Officer believes should be given exposure to the Board.

27.    Board Access to Senior Management and Information

Directors have full and free access to the Company’s management and external advisors, and the Board meets regularly with senior management. Any meetings or contacts that a Director wishes to initiate may be arranged through the Chief Executive Officer or the Secretary or directly by the Director. The Directors will use their judgment to ensure that any such contact is not disruptive to the Company’s business operations and will, to the extent not inappropriate, copy the Chief Executive Officer on any written communications between a Director and an officer or employee of the Company.

28.    Board Access to Independent Advisors

The Board and each Committee has the power to hire, at its discretion, independent legal, financial or other advisors as they may deem necessary to support it in fulfilling its responsibilities, without consulting with or obtaining the approval of any officer of the Company in advance.

29.    Executive Sessions

The Board will conduct an executive session of only independent Directors at each regularly scheduled Board meeting, with one meeting dedicated to the evaluation of the Chief Executive Officer. Independent Directors may hold additional executive sessions from time to time, with or without the Chief Executive Officer and Chairman of the Board present, as desired. The format of these meetings will include a discussion afterwards by the presiding Director of the executive session with the Chief Executive Officer and Chairman. Each year the Board, based on the recommendation of the Committee on Directors and Governance, will determine who will preside at the executive sessions of independent Directors. The Board will communicate to stockholders, via the proxy statement, as to whom the presiding Director will be for the year.

COMMITTEES

30.    Number of Committees

Currently there are four Committees: Executive, Audit, Compensation, and Committee on Directors and Governance. The Board believes the current committee structure is appropriate. From time to time, depending upon the circumstances, the Board may form a new Committee or disband a current Committee.

31.    Assignment of Committee Members

The Board appoints members of the Committees on an annual basis. The Committee on Directors and Governance, with consideration of the desires of individual Directors and input from the Chief Executive Officer and Chairman of the Board, will recommend to the Board the assignment of Directors to various Committees. Vacancies in the Committees will be filled by the Board, upon the recommendation of the Committee on Directors and Governance, with input from the Chief Executive Officer and Chairman of the Board. In making assignments to the Committees, only independent Directors may serve on the Audit Committee, the Compensation Committee, or the Committee on Directors and Governance, and at least one member of the Audit Committee must have accounting or financial management experience, as defined by the U.S. Securities and Exchange Commission rules or as required under applicable New York Stock Exchange listing requirements. Additionally, a member of the Audit Committee may not sit on more than two other Audit Committees of other public companies, unless the Board determines that such commitments would not impair his or her effective service to the Company.

The Committee on Directors and Governance and the Board will take into account tenure on a Committee and give consideration to rotating committee members periodically, but the Board does not feel that rotation should be mandated as a policy.

32.    Committee Charters and Authority

Each Committee has approved a written charter, which has also been approved by the Board. The charter may delegate, as appropriate, certain responsibilities to the Committee. Unless delegated to the Committee either in the Charter, the Bylaws or a resolution of the Board, each Committee shall make recommendations to the Board and the Board will consider and approve the recommendations. The Committee charters may be changed from time to time by approval of the Committee and the Board.

33.    Committee Agendas

At the beginning of each calendar year, appropriate members of management will recommend the Committee’s planning agenda for the year to the Committee Chair. Once approved, management will issue a schedule of agenda items for the year, to the degree they can be foreseen, and this schedule will be shared with the Board. Specific agenda items for each Committee meeting will be approved by the Chair of the Committee in consultation with appropriate members of management.

34.    Frequency and Length of Committee Meetings

The Committee Chair, in consultation with appropriate members of management, will determine the frequency and length of Committee meetings.

35.    Executive Sessions

Each Committee will meet in executive sessions as circumstances warrant. At the Committee’s discretion, outside advisors or members of management may meet with the Committee during these executive sessions.

INTERPRETATION

36.    Amendment and Interpretation

These Guidelines are in addition to and are not intended to change or interpret any federal or state law or regulation, including the General Corporation Law of the State of Maryland, or the Company’s Charter or Bylaws or any Committee charter reviewed and approved by the Board. The Guidelines are subject to modification from time to time by the Board.

EXHIBIT A

TO

NCR CORPORATION

BOARD OF DIRECTORS CORPORATE GOVERNANCE GUIDELINES

DIRECTOR QUALIFICATION GUIDELINES

The NCR Board of Directors, or any of its Committees, in considering qualifications of Directors standing for re-election and candidates for Board membership will consider the following factors, in addition to those other factors it may deem relevant:

1.	Strong management experience, ideally with major public companies with successful multinational operations.

2.	Other areas of expertise or experience that are desirable given the Company’s business and the current make-up of the Board, such as expertise or experience in: information technology businesses, manufacturing, international, financial or investment banking, scientific research and development, senior level government experience, and academic administration or teaching.

3.	Desirability of range in age, so that retirements are staggered to permit replacement of Directors of desired skills and experience in a way that will permit appropriate continuity of Board members.

4.	Independence, as defined by the Board.

5.	Diversity of perspectives brought to the Board by individual members.

6.	Knowledge and skills in accounting and finance, business judgment, general management practices, crisis response and management, industry knowledge, international markets, leadership, and strategic planning.

7.	Personal characteristics matching the Company’s values, such as integrity, accountability, financial literacy, and high performance standards.

8.	Additional characteristics, such as:

a)	willingness to commit the time required to fully discharge their responsibilities to the NCR Board, including the time to prepare for Board and Committee meetings by reviewing the material supplied before each meeting;

b)	commitment to attend a minimum of 75% of meetings;

c)	ability and willingness to represent the stockholders’ long- and short-term interests;

d)	awareness of the Company’s responsibilities to its customers, employees, suppliers, regulatory bodies, and the communities in which it operates; and

e)	willingness to advance their opinions, but once a decision is made by a majority of the Board, a willingness to support the majority decision assuming questions of ethics or propriety are not involved.

9.	The number of commitments to other entities, with one of the more important factors being the number of other public-company boards on which the individual serves.

EXHIBIT B

TO

NCR CORPORATION

BOARD OF DIRECTORS CORPORATE GOVERNANCE GUIDELINES

DEFINITION OF DIRECTOR INDEPENDENCE

The NCR Board of Directors shall determine whether a Director will be considered an independent Director, taking into account the following factors, in addition to those other factors it may deem relevant:

•	has not been an employee of the Company or any of its affiliates, or affiliated with the Company, within the past five years

•	has not been affiliated with or an employee of the Company’s present or former independent auditors or its affiliates for at least five years after the end of such affiliation or auditing relationship

•	is not a paid advisor, service provider or consultant to the Company or any of its affiliates or an executive officer of the Company or is not an employee or owner of a firm that is such a paid advisor, service provider or consultant

•	does not, directly or indirectly, have a material relationship (such as being an executive officer, director, partner, or significant stockholder) with a significant customer or supplier of the Company

•	is not an executive officer or director of a foundation, university or other non-profit entity receiving significant contributions from the Company

•	is not part of an interlocking directorate in which the CEO or other executive officer of the Company serves on the board of directors of another corporation that currently employs the Director

•	does not receive compensation, consulting, advisory or other fees from the Company, other than Director compensation and expense reimbursement

•	is not, and has not been for the past five years, a member of the immediate family of (i) an officer of the Company, (ii) an individual affiliated with or an employee of the Company’s present or former independent auditors or its affiliates, (iii) an individual who is part of an interlocking directorate as described above, or (iv) any Director who is not considered an independent Director

APPENDIX B

NCR CORPORATION—AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee is the principal agent of the Board of Directors in overseeing (i) the quality and integrity of the Company’s financial statements, (ii) the assessment of financial risk and risk management programs, (iii) the independence, qualifications, engagement and performance of the Company’s independent accountants, (iv) the performance of the Company’s internal auditors, and (v) the integrity and adequacy of internal controls and the quality and adequacy of disclosures to stockholders. In addition, the Audit Committee shall regularly review the scope and results of audits performed by the Company’s independent accountants and the Internal Audit department. The Audit Committee shall also prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

The Committee’s responsibility is oversight, and it recognizes that the Company’s management is responsible for preparing the Corporation’s financial statements. Additionally, the Committee recognizes that financial management (including the Internal Audit staff), as well as the independent accountants, have more knowledge and more detailed information about the Company than do the members of the Committee; consequently, in carrying out its oversight responsibilities the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent accountants’ work.

Committee Composition

The membership of the Committee shall consist of at least three members of the Board of Directors, one of whom shall serve as Chair of the Committee. The Committee shall be comprised solely of independent directors who are “independent” Directors as determined by the Board under the standards set forth in the Board’s Corporate Governance Guidelines. No member of the Committee may receive any compensation, consulting, advisory or other fee from the Company, other than Board compensation, as determined in accordance with applicable Securities and Exchange Commission (SEC) and New York Stock Exchange (NYSE) rules. Members serving on the Audit Committee are limited to serving on two other audit committees of public companies, unless the Board of Directors evaluates and determines that these other commitments would not impair his or her effective service to the Company. In accordance with NYSE and SEC rules, all members shall be “financially literate” and at least one member shall be a “financial expert” with “accounting or related financial management expertise.”

Primary Committee Responsibilities

Financial Reporting and Disclosures

1.     Review and discuss the annual audited financial statements and quarterly financial statements, including disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations, to be included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q, respectively, with management and the independent accountants.

2.     Confirm that the independent accountants and management believe that the financial statements and periodic reports fairly present the financial position and results of operations of the Company, including (1) appropriate reserves and estimates, (2) proper selection and application of appropriate accounting policies and any judgments made, (3) disclosure of financial information that is informative and reasonably reflects the underlying transactions and events, and (4) the inclusion of any additional disclosure necessary to provide investors with a materially accurate and complete picture of the Company’s financial condition, results of operations and cash flows.

3.	Review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

4.	Review significant new accounting pronouncements or reporting practices as well as off-balance sheet structures and understand their impact on the financial statements.

5.	Review governmental correspondence, employee complaints and published reports which raise material financial statement issues.

Independent Accountants

6.	Select the Company’s independent accountants, evaluate their performance, set their compensation and, where appropriate, replace the independent accountants.

7.	Discuss with the independent accountants any matters required to be communicated by the independent accountants to the Committee under SAS 61 and 71 or other such auditing standards that may in time modify, supplement or replace them.

8.	Pre-approve all auditing and non-auditing services provided to the Company by its independent accountants. The Committee may delegate the authority to grant pre-approval of auditing or permitted non-audit services to one or more members of the Committee. Any pre-approvals granted by such Committee member(s) will be presented to the full Committee at its next regularly scheduled meeting for ratification.

9.	Review annually the services performed by the independent accountants to ensure that they are not performing the following non-audit services for the Company: (i) bookkeeping or other services related to the accounting records or financial statements; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management functions or human resources; (vii) broker or dealer, investment adviser, or investment banking services; and (viii) legal services and expert services unrelated to an audit.

10.	Review periodically the experience and qualifications of the senior members of the independent accountant team and the quality control procedures of the independent accountants to ensure their independence and quality. This review should include, at least annually, among other things (1) consideration of the experience of the senior partner of the independent accountant to ensure that such senior partner has not performed audit services for the Company in each of the five previous fiscal years, and (2) a review of the formal written statement from the independent accountants required under applicable standards and regulations delineating all relationships between such firm and the Company, including all non-audit services performed by the independent accountants.

11.	At least annually, obtain and review a report by the Company’s independent accountants describing (1) the firm’s internal quality-control procedures, (2) any material issues raised by the most recent internal quality-control review (or peer review) of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (3) all relationships between the independent accountants and the Company.

12.	Review and discuss quarterly reports from the independent accountants on (1) all critical accounting policies and practices to be used by the Company, (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountants, and (3) other material written communications between the independent accountants and management, such as any management letter or schedule of unadjusted differences.

13.	Resolve disagreements between management and the independent accountants regarding the Company’s financial reporting, if necessary.

14.	Establish and maintain a policy regarding the Company’s hiring of individuals employed or formerly employed by the Company’s independent accountants.

15.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

Internal Auditors

16.	Review the scope of audit coverage by both the independent accountants and Internal Audit, and the inter-relationship between the two, including the audit approach, staffing and internal audit budget.

17.	Review with management the appointment, replacement or dismissal of the Director of Internal Audit.

Internal Controls and Risk Assessment

18.	Review with the independent accountants, the internal auditors, and members of senior management as appropriate, results, opinions, problems, difficulties and significant recommendations of audits, and management’s responses to the recommendations.

19.	Review and discuss the overall internal control framework of the Company to assure the adequacy of internal controls and that the Company’s financial accounting and reporting control processes generally conform to internationally accepted standards for internal control, including the security and controls surrounding assets and computerized information systems, and any special audit steps adopted in light of any material control deficiencies.

20.	Review the status of internal control recommendations made by the independent accountants and Internal Audit and review any audit problems or issues.

21.	Review and discuss with the Company’s Chief Executive and Chief Financial Officers (CEO and CFO) the procedures followed by them regarding the CEO/CFO certifications made in connection with the Company’s periodic reports.

22.	Review and discuss with management any issues relating to the design and implementation of the company’s disclosure controls and procedures, including its internal controls, and confirm with the CEO and CFO whether there are any deficiencies in the internal controls or alleged fraud (whether material or not) involving management or other employees with significant roles in internal controls.

23.	Review with management and the General Counsel the status of any legal and regulatory matters that may result in a material financial impact on the Company’s financial statements, including: the Company’s compliance issues, threatened, pending, or ongoing litigation and outstanding matters with regulatory agencies.

24.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management guidelines, policies and procedures.

25.	Establish procedures for processing and addressing complaints regarding accounting, internal controls, or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

Reporting Responsibilities

26.	Report at the next meeting of the Board of Directors all significant items discussed at any Audit Committee meeting.

27.	Review and approve the Committee report and any other audit committee disclosure required by the SEC to be included in the Company’s annual proxy statement.

Other Responsibilities

28.	Perform such other oversight functions that from time to time may be assigned to it by the Board of Directors.

29.	Conduct or authorize investigations into any matters within its scope of responsibilities and retain independent counsel, accountants or other professionals as necessary to assist in the conduct of any investigations.

30.	Engage, set the compensation of and, where appropriate, replace independent counsel and other advisors as it deems necessary to carry out its duties. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to its independent accountants for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

31.	Review and reassess the adequacy of the Audit Committee charter annually.

32.	Annually evaluate the performance of the Committee.

Committee Meetings

The Audit Committee shall hold meetings at least four times each year and at any additional time as the Committee Chair or NCR’s Chief Financial Officer deems necessary. The meetings will generally be held in January, April, July and October. The Committee may request that members of management and/or representatives of the independent accountants be present as needed in order to execute the Committee’s primary responsibilities. At least quarterly, the Committee will meet in separate executive sessions with management, independent accountants and the Internal Audit Director. The Committee may also meet periodically as needed in executive sessions with other members of management such as the General Counsel.

APPENDIX C

NCR CORPORATION—COMPENSATION COMMITTEE CHARTER

Purpose

The Compensation Committee shall discharge the Board’s responsibilities relating to compensation of the Company’s executives and produce an annual report on executive compensation for inclusion in the Company’s proxy statement. The Compensation Committee shall report to the Board of Directors and be responsible for ensuring that the Company provides a compensation and benefits program appropriate to maintain and develop management personnel of a caliber capable of ensuring the continued success of the Company and appropriate to attract and retain the services of key employees upon whose judgment, interest and special effort the successful conduct of the Company’s operations is largely dependent.

Committee Composition

The Compensation Committee shall consist of at least three members of the Board of Directors, one of whom shall serve as Chair of the Committee. All of the members of the Committee shall be “independent” Directors as determined by the Board under the standards set forth in the Board’s Corporate Governance Guidelines.

Primary Duties and Responsibilities

Management Compensation

1.	Review and approve the Company’s total compensation goals, objectives and programs covering executive officers and key management employees, including the position of Chairman of the Board.

2.	Review the competitiveness of the Company’s total compensation practices.

3.	Evaluate and review the performance levels of executive officers in light of the Company’s goals and objectives, including the position of the Chief Executive Officer, and determine the annual base salaries and incentive awards to be paid based on this evaluation.

4.	Discuss its evaluation of and, recommended compensation to, the Chief Executive Officer at executive session of the Board of Directors.

5.	Review and make recommendations to the Board of Directors with respect to the Company’s executive compensation plans, including incentive-compensation plans and equity-based plans, in relation to its corporate strategy.

6.	Exercise administrative functions assigned to the Committee under various benefit plans.

7.	Review recommendations of Company management for major changes in compensation, benefit and retirement plans which have application to significant numbers of the Company’s total employees and which require review or action by the Board of Directors.

8.	Review, prior to consideration by full Board of Directors, management’s proposals to make significant organizational changes in the Company.

9.	Review the Company’s plans for management succession and development.

C-1

10.	The Committee shall have sole authority to retain, terminate, approve fees and other retention terms of any consultant(s) hired to assist in the evaluation of CEO or other senior executive compensation.

Reporting Responsibilities

11.	Produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations.

12.	Report immediately following the meeting of the Board all significant items discussed at any Compensation Committee meeting.

13.	On an annual basis, report to the Board on succession planning.

Other Responsibilities and Authority

14.	On an annual basis, evaluate the Committee’s performance.

15.	Perform such other oversight functions that from time to time may be assigned to it by the Board of Directors.

16.	Review and reassess the adequacy of the Compensation Committee charter annually.

Committee Meetings

The Compensation Committee shall hold meetings regularly during the year and at any additional time as the Committee Chair deems necessary. The Committee may request that members of management be present as needed in order to execute the Committee’s primary responsibilities.

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APPENDIX D

NCR CORPORATION—COMMITTEE ON DIRECTORS AND GOVERNANCE CHARTER

Purpose

The Committee on Directors and Governance will: (i) recommend the principles of director compensation and compensation to be paid to directors, (ii) review the composition of NCR’s Board of Directors, recommend modifications to the qualification guidelines used in identifying prospective Board members, screen candidates for Board membership and recommend to the Board the candidates to be nominated for election as Directors, and, in the event of a vacancy on the Board, recommend any successors; (iii) recommend to the Board the assignment of Directors to various Committees; (iv) monitor compliance with the Corporate Governance Guidelines established by the Board, including the guidelines on Director independence, and recommend to the Board changes as appropriate to those Guidelines; (v) review at least annually the Company’s ethics and compliance program; and (vi) recommend to the Board the performance criteria and evaluation process to be used by the Board in evaluating individual incumbent Directors and the Board functioning as a whole and oversee the evaluation of the Board.

Committee Composition

The Committee on Directors and Governance shall consist of three or more members of the Board of Directors, one of whom shall serve as Chair of the Committee on Directors and Governance. All of the members of the Committee shall be “independent” Directors as determined by the Board under the standards set forth in the Board’s Corporate Governance Guidelines.

Primary Goals and Responsibilities

Nominating Board Candidates

1.	Using the Board’s Corporate Governance Guidelines, evaluate the needs of the Board to determine the qualifications of individuals best suited to further enhance the composition of the Board.

2.	Assist in attracting candidates who meet these qualifications and review the qualifications of persons identified as prospective members of the Board.

3.	Recommend to the Board nominees for election to the Board of Directors at the Annual Meeting of Stockholders.

4.	In the event of a Director vacancy, recommend to the Board a successor for that position.

5.	The Committee shall have sole responsibility to retain and terminate search firms for the purpose of locating prospective members of the Board.

Corporate Governance

6.	Review and recommend changes to the Corporate Governance Guidelines established by the Board, including the Director qualification guidelines and independence standards.

7.	Monitor compliance with the independence standards established by the Board.

8.	Recommend to the Board the assignment of Directors to various Committees of the Board, with consideration of the desires of individual Directors and input from the Chief Executive Officer and Chairman of the Board.

D-1

Director Compensation

9.	Periodically review and make recommendations to the Board of Directors concerning the annual retainer to be paid to the Board of Directors, and any other compensation programs relating to the Board of Directors.

10.	Annually review market data for Director compensation to ensure that the compensation is reasonable and competitive in relation to other similar companies, and recommend to the full Board whether any changes in the compensation package are desirable. In conducting this review, the Committee will consider that Directors’ independence may be jeopardized if director compensation and perquisites exceed customary levels or if Directors receive indirect compensation.

11.	The Committee shall have sole authority to retain, terminate, approve fees and other retention terms of any consultant(s) hired to assist in the evaluation of Director compensation.

Director Oversight

12.	On an annual basis, recommend criteria and process to assess the Board’s performance, and conduct an evaluation of the Board based on such criteria.

Ethics and Compliance Program Oversight

13.	Review the Company’s program for monitoring compliance with laws and regulations and the Company’s ethical standards.

Reporting Responsibilities

14.	Report at the next regular meeting of the Board all significant items discussed at any of Committee on Directors and Governance meeting.

Other Responsibilities

15.	On an annual basis, evaluate the Committee’s performance.

16.	Perform such other oversight functions that from time to time may be assigned to it by the Board of Directors.

17.	Review and reassess the adequacy of the Committee on Directors and Governance charter annually.

Committee Meetings

The Committee on Directors and Governance shall hold meetings three times a year, and as many other times as the Committee deems necessary. Generally, meetings will be held in January, April and October. The Committee may request that members of management be present as needed in order to execute the Committee’s primary responsibilities.

D-2

Detach Here

2003 ANNUAL STOCKHOLDERS’ MEETING

RESERVATION REQUEST FORM

If you plan to attend the 2003 Annual Stockholders’ Meeting of NCR Corporation, please complete the following information and return to Laura K. Nyquist, Corporate Secretary, NCR Corporation, 1700 South Patterson Blvd., Dayton, Ohio 45479.

Your name and address:

Number of shares of NCR common stock you hold:

If the shares listed above are not registered in your name, identify the name of the registered stockholder below and include evidence that you beneficially own the shares.

Registered stockholder:

(name of your bank, broker, or other nominee)

THIS IS NOT A PROXY CARD

NCR’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2, AND “AGAINST” PROPOSALS 3 AND 4.	Please mark your votes as indicated in this example	☒

1. Electionof Directors. Class A Nominees: 01 Lars Nyberg, 02 David R. Holmes, and 03 Mark V. Hurd Class B Nominee: 04 Edward P. Boykin Class C Nominee: 05 Mark P. Frissora

2. Approval of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for 2003.

3. Stockholder proposal regarding expensing of future stock options.

4. Stockholder proposal regarding future stock option grants to senior executives.

FOR AGAINST ABSTAIN ☐ ☐ ☐ FOR AGAINST ABSTAIN ☐ ☐ ☐ FOR AGAINST ABSTAIN ☐ ☐ ☐

    Consent to View Materials Electronically

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and stockholder communications electronically via the internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future stockholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.

☐
FOR ALL nominees listed above (except as marked to the contrary)	WITHHOLD FROM ALL nominees
☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike out that nominee’s name in the list above.

Signature ________________________ Date ______________ Signature _________________________ Date ______________

NOTE:	If you attend the meeting and decide to vote by ballot, your ballot will supercede this proxy. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

é FOLD AND DETACH HERE é

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Standard Time April 22, 2003.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/ncr		Telephone 1-800-435-6710		Mail

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

			OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

NCR CORPORATION

Proxy/Voting Instruction Card

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR NCR’S ANNUAL MEETING OF STOCKHOLDERS ON APRIL 23, 2003

The undersigned stockholder of NCR Corporation, a Maryland corporation (“NCR” or the “Company”), hereby appoints Lars Nyberg, Jon Hoak, and Earl Shanks, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of common stock of NCR that the undersigned is entitled to vote at NCR’s Annual Meeting of Stockholders to be held in Dayton, Ohio, on April 23, 2003, and at any postponement or adjournment thereof, upon any matter that may property come before the meeting, or any postponement or adjournment thereof, including the maters described in the accompanying proxy statement. This proxy also provides voting instructions to the trustee of the NCR Savings Plan and to the trustees and administrators of other plans, with respect to shares of NCR common stock the undersigned may hold under such plans for which the undersigned in entitled to vote at said meeting to the extent permitted by such plans and their trustees and administrators.

THE PROXIES OR THE TRUSTEES AND ADMINISTRATORS OF THE PLANS, AS THE CASE MAY BE, WILL VOTE YOUR SHARES IN ACCORDANCE WITH YOUR DIRECTIONS ON THIS CARD. IF YOU DO NOT INDICATE YOUR CHOICES ON THIS CARD, THE PROXIES WILL VOTE YOUR SHARES IN ACCORDANCE WITH THE DIRECTORS’ RECOMMENDATIONS. IF YOU ARE AN NCR SAVINGS PLAN OR OTHER PLAN PARTICIPANT ENTITLED TO VOTE AT THE 2003 ANNUAL MEETING OF STOCKHOLDERS AND DO NOT INDICATE YOUR CHOICES ON THIS CARD, THOSE SHARES WILL BE VOTED BY THE TRUSTEES OF SUCH PLANS.

(Continued and to be signed on the reverse side.)

é FOLD AND DETACH HERE é

Annual Meeting of Stockholders

NCR’s Annual Meeting of Stockholders will be held at 9:30 a.m. on April 23, 2003 at NCR’s World Headquarters Auditorium, 1700 S. Patterson Boulevard, Dayton, Ohio 45479. Please see your proxy statement for instructions should you wish to attend the meeting.